Exhibit 10.19

EVERBRIDGE, INC.

BRIDGE BANK, NATIONAL ASSOCIATION

LOAN AND SECURITY AGREEMENT

This LOAN AND SECURITY AGREEMENT is entered into as of June 30, 2015, by and between BRIDGE BANK, NATIONAL ASSOCIATION (“Bank”) and EVERBRIDGE, INC. (“Borrower”).

RECITALS

Borrower wishes to obtain credit from time to time from Bank, and Bank desires to extend credit to Borrower. This Agreement sets forth the terms on which Bank will advance credit to Borrower, and Borrower will repay the amounts owing to Bank.

AGREEMENT

The parties agree as follows:

1.	DEFINITIONS AND CONSTRUCTION.

1.1 Definitions. As used in this Agreement, the following terms shall have the following definitions:

“Accounts” means all presently existing and hereafter arising accounts, contract rights, payment intangibles, and all other forms of obligations owing to Borrower arising out of the sale or lease of goods (including, without limitation, the licensing of software and other technology) or the rendering of services by Borrower, whether or not earned by performance, and any and all credit insurance, guaranties, and other security therefor, as well as all merchandise returned to or reclaimed by Borrower and Borrower’s Books relating to any of the foregoing.

“Advance” or “Advances” means a cash advance or cash advances under the Revolving Facility.

“Affiliate” means, with respect to any Person, any Person that owns or controls directly or indirectly such Person, any Person that controls or is controlled by or is under common control with such Person, and each of such Person’s senior executive officers, directors, and partners.

“Bank Expenses” means all: reasonable costs or expenses (including reasonable attorneys’ fees and expenses) incurred in connection with the preparation, negotiation, administration, and enforcement of the Loan Documents; reasonable Collateral audit fees; and Bank’s reasonable attorneys’ fees and expenses incurred in amending, enforcing or defending the Loan Documents (including fees and expenses of appeal), incurred before, during and after an Insolvency Proceeding, whether or not suit is brought.

“Borrower’s Books” means all of Borrower’s books and records including: ledgers; records concerning Borrower’s assets or liabilities, the Collateral, business operations or financial condition; and all computer programs, or tape files, and the equipment, containing such information.

“Borrowing Base” means as of any date an amount equal to Borrower’s trailing four (4) months of Monthly Recurring Revenue from the Eligible Recurring Revenue Contracts as of the last day of the most recently completed month, multiplied by the MRR Renewal Rate, as determined by Bank with reference to the most recent Borrowing Base Certificate delivered by Borrower.

“Business Day” means any day that is not a Saturday, Sunday, or other day on which banks in the State of California are authorized or required to close.

“Cash Management Sublimit” means a sublimit for cash management transactions under the Revolving Line not to exceed Two Hundred Fifty Thousand Dollars ($250,000).

“Change in Control” shall mean a transaction in which any “person” or “group” (within the meaning of Section 13(d) and 14(d)(2) of the Securities Exchange Act of 1934) becomes the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of a sufficient number of shares of all classes of stock then outstanding of Borrower ordinarily entitled to vote in the election of directors, empowering such “person” or “group” to elect a majority of the Board of Directors of Borrower, who did not have such power before such transaction.

“Closing Date” means the date of this Agreement.

“Code” means the California Uniform Commercial Code.

“Collateral” means the property described on Exhibit A attached hereto.

“Contingent Obligation” means, as applied to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to (i) any indebtedness, lease, dividend, letter of credit or other obligation of another; (ii) any obligations with respect to undrawn letters of credit, corporate credit cards, or merchant services issued or provided for the account of that Person; and (iii) all obligations arising under any agreement or arrangement designed to protect such Person against fluctuation in interest rates, currency exchange rates or commodity prices; provided, however, that the term “Contingent Obligation” shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determined amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by Bank in good faith; provided, however, that such amount shall not in any event exceed the maximum amount of the obligations under the guarantee or other support arrangement.

“Contracts” means subscription license contracts, maintenance contracts and support contracts of Borrower. “Copyrights” means any and all copyright rights, copyright applications, copyright registrations and like protections in each work or authorship and derivative work thereof.

“Credit Extension” means each Advance, the Growth Capital Term Loan, use of the Cash Management Sublimit, the International Sublimit, or any other extension of credit by Bank for the benefit of Borrower hereunder.

“Daily Balance” means the principal amount of the Obligations owed at the end of a given day.

“Eligible Recurring Revenue Contracts” means Contracts yielding Monthly Recurring Revenue. Unless otherwise agreed to by Bank, Eligible Recurring Revenue Contracts shall not include the following:

(a) Contracts for which the customer thereunder has failed to pay to the Borrower any amounts due to Borrower under any of such Contracts within one hundred twenty (120) days from the invoice date;

(b) Contracts with respect to which the customer is subject to any Insolvency Proceeding, or becomes insolvent or goes out of business; and

(c) Contracts which the customer thereunder has elected to cancel or has failed to renew within the time period prescribed in such Contracts. Notwithstanding the foregoing, if Borrower has a reasonable expectation that a Contract will be renewed within one hundred twenty (120) days after the stated expiration date of the Contract and the customer remains an active user during such period of time, Contracts with such customer shall not be excluded from Eligible Recurring Revenue Contracts.

“Equipment” means all present and future machinery, equipment, tenant improvements, furniture, fixtures, vehicles, tools, parts and attachments in which Borrower has any interest.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder.

“Event of Default” has the meaning assigned in Article 8.

“GAAP” means generally accepted accounting principles as in effect from time to time.

2.

“Indebtedness” means (a) all indebtedness for borrowed money or the deferred purchase price of property or services, including without limitation reimbursement and other obligations with respect to surety bonds and letters of credit, (b) all obligations evidenced by notes, bonds, debentures or similar instruments, (c) all capital lease obligations and (d) all Contingent Obligations.

“Insolvency Proceeding” means any proceeding commenced by or against any person or entity under any provision of the United States Bankruptcy Code, as amended, or under any other bankruptcy or insolvency law, including assignments for the benefit of creditors, formal or informal moratoria, compositions, extension generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.

“Intellectual Property” means all of Borrower’s right, title, and interest in and to the following: Copyrights, Trademarks and Patents, domain names, trade names; all trade secrets and trade secret rights, including, without limitation, any rights to unpatented inventions, know-how, and operating manuals, any and all source code, all design rights, claims for damages by way of past, present and future infringement of any of the rights included above, all licenses or other rights to use any of the Copyrights, Patents or Trademarks, and all license fees and royalties arising from such use to the extent permitted by such license or rights; all amendments, renewals and extensions of any of the Copyrights, Trademarks or Patents; and all proceeds and products of the foregoing, including without limitation all payments under insurance or any indemnity or warranty payable in respect of any of the foregoing.

“International Sublimit” means a sublimit for foreign exchange services and export, import, and standby letters of credit under the Revolving Line not to exceed Two Hundred Fifty Thousand Dollars ($250,000).

“Inventory” means all inventory in which Borrower has or acquires any interest, including work in process and finished products intended for sale or lease or to be furnished under a contract of service, of every kind and description now or at any time hereafter owned by or in the custody or possession, actual or constructive, of Borrower, including such inventory as is temporarily out of its custody or possession or in transit and including any returns upon any accounts or other proceeds, including insurance proceeds, resulting from the sale or disposition of any of the foregoing and any documents of title representing any of the above, and Borrower’s Books relating to any of the foregoing.

“Investment” means any beneficial ownership of (including stock, partnership interest or other securities) any Person, or any loan, advance or capital contribution or transfer of any assets (except as permitted under Section 7.1) to any Person.

“IRC” means the Internal Revenue Code of 1986, as amended, and the regulations thereunder.

“Lien” means any mortgage, lien, deed of trust, charge, pledge, security interest or other encumbrance.

“Loan Documents” means, collectively, this Agreement, the Microtech Guaranty, any note or notes, documents or instruments executed by Borrower or Microtech, and any other agreement entered into in connection with this Agreement, including the agreements listed in Section 3.1, all as amended or extended from time to time.

“Material Adverse Effect” means a material adverse effect on (i) the business operations, or condition (financial or otherwise) of Borrower and its Subsidiaries taken as a whole or (ii) the ability of Borrower to repay the Obligations or otherwise perform its obligations under the Loan Documents or (iii) the value or priority of Bank’s security interests in the Collateral.

“Microtech” means Microtech USA, LLC, a Delaware limited liability company.

“Monthly Recurring Revenue” means, with respect to any measurement period, monthly recurring revenue recognized in accordance with GAAP during such period from Contracts.

“MRR Renewal Rate” means as of the last day of a month, the ratio, expressed as a percentage, of (i) Monthly Recurring Revenue derived from Eligible Recurring Revenue Contracts for the twelve (12) months ending on such date (the “Measurement Period”) to (ii) Monthly Recurring Revenue for the Measurement Period for all the Contracts; provided however that at no time shall the MRR Renewal Rate be greater than ninety five percent (95%).

3.

“Negotiable Collateral” means all letters of credit of which Borrower is a beneficiary, notes, drafts, instruments, securities, documents of title, and chattel paper, and Borrower’s Books relating to any of the foregoing.

“Obligations” means all debt, principal, interest, Bank Expenses and other amounts owed to Bank by Borrower pursuant to this Agreement or any other agreement, whether absolute or contingent, due or to become due, now existing or hereafter arising, including any interest that accrues after the commencement of an Insolvency Proceeding and including any debt, liability, or obligation owing from Borrower to others that Bank may have obtained by assignment or otherwise.

“Patents” means all patents, patent applications and like protections including without limitation improvements, divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same.

“Periodic Payments” means all installments or similar recurring payments that Borrower may now or hereafter become obligated to pay to Bank pursuant to the terms and provisions of any instrument, or agreement now or hereafter in existence between Borrower and Bank.

“Permitted Indebtedness” means:

(a) Indebtedness of Borrower or Microtech in favor of Bank arising under this Agreement or any other Loan Document;

(b) Indebtedness existing on the Closing Date and disclosed in the Schedule;

(c) Indebtedness secured by a lien described in clause (c) of the defined term “Permitted Liens,” provided (i) such Indebtedness does not exceed the lesser of the cost or fair market value of the equipment and software financed with such Indebtedness and (ii) such Indebtedness does not exceed $1,000,000 in the aggregate at any given time;

(d) Indebtedness to trade creditors incurred in the ordinary course of business;

(e) Subordinated Debt;

(f) Indebtedness incurred as a result of endorsing negotiable instruments received in the ordinary course of business;

(g) Indebtedness that also constitutes a Permitted Investment;

(h) unsecured Indebtedness in connection with corporate credit cards;

(i) during the 60 day period following the Closing Date, reimbursement obligations in connection with letters of credit that are secured by cash or cash equivalents and issued on behalf of the Borrower or a Subsidiary thereof in an amount not to exceed $79,000 at any time outstanding; and

(j) extensions, refinancings and renewals of any items of Permitted Indebtedness described in clauses (a) through (h) above, provided that the principal amount thereof is not increased and the terms thereof are not modified to impose more burdensome terms upon any Borrower or its Subsidiary, as the case may be.

“Permitted Investment” means:

(a) Investments existing on the Closing Date disclosed in the Schedule;

4.

(b) (i) marketable direct obligations issued or unconditionally guaranteed by the United States of America or any agency or any State thereof maturing within one (1) year from the date of acquisition thereof, (ii) commercial paper maturing no more than one (1) year from the date of creation thereof and currently having rating of at least A-2 or P-2 from either Standard & Poor’s Corporation or Moody’s Investors Service, (iii) certificates of deposit maturing no more than one (1) year from the date of investment therein issued by Bank and (iv) Bank’s money market accounts;

(c) Investments consisting of the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of Borrower;

(d) Investments consisting of accounts held at other financial institutions, to the extent permitted by Section 6.8;

(e) Investments accepted in connection with Transfers permitted by Section 7.1;

(f) Investments consisting of (i) travel advances and employee relocation loans and other employee loans and advances in the ordinary course of business, limited to an aggregate total of Two Hundred Thousand Dollars ($200,000), and (ii) loans to employees, officers or directors relating to the purchase of equity securities of Borrower pursuant to employee stock purchase plans or agreements approved by Borrower’s board of directors, limited to an aggregate total of Two Hundred Thousand Dollars ($200,000);

(g) Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of business;

(h) Investments consisting of notes receivable of, or prepaid royalties and other credit extensions, to customers and suppliers who are not Affiliates, in the ordinary course of business; provided that (i) this clause (h) shall not apply to Investments of Borrower in any Subsidiary, (ii) all notes receivable are transferred and held by the Bank and (iii) such Investments are limited to an aggregate total of Two Hundred Thousand Dollars ($200,000);

(i) deposits and securities accounts maintained with banks and other financial institutions to the extent expressly permitted under Section 6.8 and as to which Borrower has complied with the requirements of Section 6.8;

(j) Investments by Borrower or any domestic Subsidiary which is a guarantor of the Obligations or joined as a co-borrower hereunder in foreign Subsidiaries in an aggregate amount not to exceed Two Million Dollars ($2,000,000) in any twelve month period, including the formation or acquisition of new foreign Subsidiaries subject to compliance with Section 6.11;

(k) (i) Investments by Borrower in Microtech or any other domestic Subsidiary which is a guarantor of the Obligations or joined as a co-borrower hereunder, (ii) Investments by Microtech or any other domestic Subsidiary in Borrower or in any domestic Subsidiary which is a guarantor of the Obligations or joined as a co-borrower hereunder, and (iii) Investments by a foreign Subsidiary in any other foreign Subsidiary;

(l) Repurchases of stock permitted by Section 7.6(i); and

(m) joint ventures or strategic alliances in the ordinary course of Borrower’s business consisting of the non-exclusive licensing of technology, the development of technology or the providing of technical support, provided that any cash investments by Borrower or any co-borrower or guarantor of the Obligations do not exceed Two Hundred Thousand Dollars ($200,000) in the aggregate in any fiscal year.

5.

“Permitted Liens” means the following:

(a) Any Liens existing on the Closing Date and disclosed in the Schedule or arising under this Agreement or the other Loan Documents;

(b) Liens for taxes, fees, assessments or other governmental charges or levies, either not delinquent or being contested in good faith by appropriate proceedings, provided the same have no priority over any of Bank’s security interests;

(c) Liens (including capital leases) securing Indebtedness described in clause (c) of the defined term “Permitted Indebtedness,” (i) upon or in any equipment or software which was not financed by Bank acquired or held by Borrower or any of its Subsidiaries to secure the purchase price of such equipment or software or indebtedness incurred solely for the purpose of financing the acquisition of such equipment or software, or (ii) existing on such equipment or software at the time of its acquisition, provided that the Lien is confined solely to the property so acquired and improvements thereon, and the proceeds of such equipment or software;

(d) Liens of carriers, warehousemen, suppliers, or other Persons that are possessory in nature arising in the ordinary course of business so long as such Liens (i) secure liabilities in the aggregate amount not to exceed Two Hundred Thousand Dollars ($200,000), (ii) have no priority over any of Bank’s security interests and (iii) are not delinquent or remain payable without penalty or are being contested in good faith and by appropriate proceedings which proceedings have the effect of preventing the forfeiture or sale of the property subject thereto;

(e) Liens to secure payment of workers’ compensation, employment insurance, old-age pensions, social security and other like obligations incurred in the ordinary course of business (other than Liens imposed by ERISA);

(f) leases or subleases of real property granted in the ordinary course of Borrower’s business (or, if referring to another Person, in the ordinary course of such Person’s business), and leases, subleases, non-exclusive licenses or sublicenses of personal property (other than Intellectual Property) granted in the ordinary course of Borrower’s business (or, if referring to another Person, in the ordinary course of such Person’s business), if the leases, subleases, licenses and sublicenses do not prohibit granting Bank a security interest therein;

(g) statutory or common law Liens of landlords, provided the same are subject to landlord lien waivers (or similar) except to the extent waived by Bank;

(h) deposits in the aggregate not to exceed $250,000 securing the performance of real estate leases entered into in the ordinary course of business;

(i) licenses of Intellectual Property granted to third parties in the ordinary course of business;

(j) Liens arising from attachments or judgments, orders, or decrees in circumstances not constituting an Event of Default under Sections 8.4 and 8.7, limited to an aggregate total of Two Hundred Thousand Dollars ($200,000);

(k) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of custom duties that are promptly paid on or before the date they become due;

(l) Liens in favor of other financial institutions arising in connection with Borrower’s accounts held at such institutions, to the extent permitted by Section 6.8;

(m) Liens during the 60 day period following the Closing Date on cash or cash equivalents securing obligations permitted under clause (i) of the definition of Permitted Indebtedness; and

(n) Liens incurred in connection with the extension, renewal or refinancing of the indebtedness secured by Liens of the type described in clauses (a) through (l) above, provided that any extension, renewal or replacement Lien shall be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness being extended, renewed or refinanced does not increase.

6.

“Person” means any individual, sole proprietorship, partnership, limited liability company, joint venture, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or governmental agency.

“Prime Rate” means the greater of three and one quarter percent (3.25%) per year, or the variable rate of interest, per annum, most recently announced by Bank, as its “prime rate”, whether or not such announced rate is the lowest rate available from Bank.

“Responsible Officer” means each of the Chairman and Chief Executive Officer, the Senior Vice President and Chief Financial Officer, the Vice President and Controller, and the Vice President of Finance of Borrower.

“Revolving Facility” means the facility under which Borrower may request Bank to issue Advances, as specified in Section 2.1(a) hereof.

“Revolving Line” means a credit extension of up to Ten Million Dollars ($10,000,000). “Revolving Maturity Date” means the third anniversary of the Closing Date.

“Schedule” means the schedule of exceptions attached hereto and approved by Bank, if any, as the same may be updated from time to time, subject to Bank’s approval.

“Shares” means (i) one hundred percent (100%) of the issued and outstanding capital stock, membership units or other securities owned or held of record by Borrower in any direct or indirect domestic Subsidiary; and (ii) sixty five percent (65%) of the issued and outstanding capital stock, membership units or other securities owned or held of record by Borrower in any direct or indirect Subsidiary which is not an entity organized under the laws of the United States or any territory thereof.

“Subordinated Debt” means any debt incurred by Borrower that is subordinated to the debt owing by Borrower to Bank on terms reasonably acceptable to Bank (and identified as being such by Borrower and Bank), pursuant to a subordination agreement in form and substance reasonably satisfactory to Bank.

“Subsidiary” means, as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries (including any Affiliate), or both, by such Person. Unless the context otherwise requires, each reference to a Subsidiary herein shall be a reference to a Subsidiary of Borrower.

“Trademarks” means any trademark and servicemark rights, whether registered or not, applications to register and registrations of the same and like protections, and the entire goodwill of the business of Borrower connected with and symbolized by such trademarks.

1.2 Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with GAAP and all calculations made hereunder shall be made in accordance with GAAP. When used herein, the terms “financial statements” shall include the notes and schedules thereto.

7.

2.	LOAN AND TERMS OF PAYMENT.

2.1 Credit Extensions.

Borrower promises to pay to the order of Bank, in lawful money of the United States of America, the aggregate unpaid principal amount of all Credit Extensions made by Bank to Borrower hereunder. Borrower shall also pay interest on the unpaid principal amount of such Credit Extensions at rates in accordance with the terms hereof.

(a) Revolving Advances.

(i) Subject to and upon the terms and conditions of this Agreement, Borrower may request Advances in an aggregate outstanding amount not to exceed the lesser of (i) the Revolving Line or (ii) the Borrowing Base, minus, in each case, the amount of services being provided under the Cash Management Sublimit and the aggregate amounts outstanding under the International Sublimit. Subject to the terms and conditions of this Agreement, amounts borrowed pursuant to this Section 2.1(a) may be repaid and reborrowed at any time prior to the Revolving Maturity Date, at which time all Advances under this Section 2.1(a) shall be immediately due and payable. Borrower may prepay any Advances without penalty or premium.

(ii) Whenever Borrower desires an Advance, Borrower will notify Bank no later than 3:00 p.m. Pacific time, on the Business Day that the Advance is to be made. Each such notification shall be made (i) by telephone or in-person followed by written confirmation from Borrower within 24 hours, (ii) by electronic mail or facsimile transmission, or (iii) by delivering to Bank a Revolving Advance Request Form in substantially the form of Exhibit B hereto. Bank is authorized to make Advances under this Agreement, based upon instructions received from a Responsible Officer or a designee of a Responsible Officer, or without instructions if in Bank’s discretion such Advances are necessary to meet Obligations which have become due and remain unpaid. Bank shall be entitled to rely on any notice given by a person who Bank reasonably believes to be a Responsible Officer or a designee thereof, and Borrower shall indemnify and hold Bank harmless from any damages or loss suffered by Bank as a result of such reliance. Bank will credit the amount of Advances made under this Section 2.1(a) to Borrower’s deposit account

(b) Growth Capital Term Loan.

(i) Subject to and upon the terms and conditions of this Agreement, on or around the Closing Date, Bank agrees to make a cash advance to Borrower in an aggregate principal amount of Five Million Dollars ($5,000,000) (the “Growth Capital Term Loan”).

(ii) Interest shall accrue from the date of the Growth Capital Term Loan at the rate specified in Section 2.3, and shall be payable monthly on the tenth day of each month so long as the Growth Capital Term Loan is outstanding. The Growth Capital Term Loan shall be payable in thirty six (36) equal monthly installments of principal, plus all accrued interest, beginning on the tenth day of the first month following the first anniversary of the Closing Date, and continuing on the same day of each month thereafter through the fourth anniversary of the Closing Date (the “Growth Capital Term Loan Maturity Date”), at which time all amounts owing under this Section 2.1(b) and any other amounts owing under this Agreement shall be immediately due and payable.

(iii) Borrower shall have the option to prepay any portion or all of the Growth Capital Term Loan, provided that Borrower provides written notice to Bank of its election to prepay such portion or all of the Growth Capital Term Loan at least ten (10) days prior to such prepayment, and pays, on the date of such prepayment, (1) the outstanding principal amount of such portion or all of the Growth Capital Term Loan being repaid, plus (2) all accrued interest thereon, plus (3) all other sums, if any, that shall have become due and payable under the Loan Documents and relate to such Growth Capital Term Loan, plus (4) a fee equal to 2% of the principal amount of such Growth Capital Term Loan being repaid if such prepayment occurs on or prior to the first anniversary of the Closing Date (the “Prepayment Fee”).

(c) Cash Management Sublimit. Subject to the terms and conditions of this Agreement and availability under the Revolving Line and the Borrowing Base, Borrower may request cash

8.

management services which may include merchant services, business credit card, automated clearing house transactions, controlled disbursement accounts and check cashing services identified in various cash management services agreements related to such services (the “Cash Management Services”) by delivering to Bank such applications on Bank’s standard forms as requested by Bank; provided, however, that the total amount of the Cash Management Services shall not exceed the Cash Management Sublimit, and that availability under the Revolving Line shall be reduced by the entire amount of services provided under the Cash Management Sublimit. In addition, Bank may, in its sole discretion, charge as Advances any amounts that become due or owing to Bank in connection with the Cash Management Services. If at any time the Revolving Facility is terminated or otherwise ceases to exist, Borrower shall immediately secure to Bank’s satisfaction its obligations with respect to any Cash Management Services, and, effective as of such date, the balance in any deposit accounts held by Bank and the certificates of deposit issued by Bank in Borrower’s name (and any interest paid thereon or proceeds thereof, including any amounts payable upon the maturity or liquidation of such certificates), shall automatically secure such obligations to the extent of the then outstanding Cash Management Services. Borrower authorizes Bank to hold such balances in pledge and to decline to honor any drafts thereon or any requests by Borrower or any other Person to pay or otherwise transfer any part of such balances for so long as the Cash Management Services continue.

(d) International Sublimit.

(i) Letters of Credit. Subject to the terms and conditions of this Agreement, at any time prior to the Revolving Maturity Date, Bank agrees to issue letters of credit for the account of Borrower (each, a “Letter of Credit” and collectively, the “Letters of Credit”), provided, however, the aggregate outstanding face amount of all Letters of Credit shall not exceed the International Sublimit less any FX Amount (as defined below) outstanding, and for purposes of determining availability under the Revolving Line, the aggregate outstanding face amount of all Letters of Credit (whether drawn or undrawn) shall decrease, on a dollar-for-dollar basis, the amount available for other Advances. All Letters of Credit shall be, in form and substance, acceptable to Bank in its sole discretion and shall be subject to the terms and conditions of Bank’s form of standard application and letter of credit agreement (the “Application”), which Borrower hereby agrees to execute, including Bank’s standard fees. On any drawn but unreimbursed Letter of Credit, the unreimbursed amount shall be deemed an Advance under Section 2.1(a). The obligation of Borrower to reimburse Bank for drawings made under Letters of Credit shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement, the Application, and such Letters of Credit, under all circumstances whatsoever. Borrower shall indemnify, defend, protect, and hold Bank harmless from any loss, cost, expense or liability, including, without limitation, attorneys’ fees, arising out of or in connection with any Letters of Credit, except for expenses caused by Bank’s gross negligence or willful misconduct.

(ii) Foreign Exchange. Subject to and upon the terms and conditions of this Agreement and any other agreement that Borrower may enter into with Bank in connection with foreign exchange transactions (“FX Contracts”), Borrower may request Bank to enter into FX Contracts with Borrower due not later than the Revolving Maturity Date. Borrower shall pay any standard issuance and other fees that Bank notifies Borrower will be charged for issuing and processing FX Contracts for Borrower. The FX Amount shall at all times be equal to or less than the International Sublimit less the face amount of all outstanding Letters of Credit, and availability under the Revolving Line shall be reduced by the FX Amount. The “FX Amount” shall equal the amount determined by multiplying (A) the aggregate amount, in United States Dollars, of FX Contracts between Borrower and Bank remaining outstanding as of any date of determination by (B) the applicable Foreign Exchange Reserve Percentage as of such date. The “Foreign Exchange Reserve Percentage” shall be a percentage as determined by Bank, in its reasonable discretion from time to time.

(iii) If at any time the Revolving Facility is terminated or otherwise ceases to exist, Borrower shall immediately secure in cash all obligations under the International Sublimit on terms reasonably acceptable to Bank.

2.2 Overadvances. If the aggregate amount of the outstanding Advances plus the amount of services provided under the Cash Management Sublimit plus the aggregate amounts outstanding under the International Sublimit exceeds the lesser of the Revolving Line or the Borrowing Base at any time, Borrower shall immediately pay to Bank, in cash, the amount of such excess.

9.

2.3 Interest Rates, Payments, and Calculations.

(a) Interest Rates.

(i) Advances. Except as set forth in Section 2.3(b), the Advances shall bear interest, on the outstanding Daily Balance thereof, at a rate equal to three quarters of one percent (0.75%) above the Prime Rate.

(ii) Growth Capital Term Loan. Except as set forth in Section 2.3(b), the Growth Capital Term Loan shall bear interest, on the outstanding Daily Balance thereof, at a rate equal to one and three quarters of one percent (1.75%) above the Prime Rate.

(b) Late Fee; Default Rate. If any payment is not made within ten (10) days after the date such payment is due, Borrower shall pay Bank a late fee equal to the lesser of (i) five percent (5%) of the amount of such unpaid amount or (ii) the maximum amount permitted to be charged under applicable law, not in any case to be less than $25.00. All Obligations shall bear interest, from and after the occurrence and during the continuance of an Event of Default, at a rate equal to five (5) percentage points above the interest rate applicable immediately prior to the occurrence of the Event of Default.

(c) Payments. Interest hereunder shall be due and payable on the tenth calendar day of each month during the term hereof. Bank shall, at its option, charge such interest, all Bank Expenses, and all Periodic Payments against any of Borrower’s deposit accounts or against the Revolving Line, in which case those amounts shall thereafter accrue interest at the rate then applicable hereunder. Any interest not paid when due shall be compounded by becoming a part of the Obligations, and such interest shall thereafter accrue interest at the rate then applicable hereunder. All payments shall be free and clear of any taxes, withholdings, duties, impositions or other charges, to the end that Bank will receive the entire amount of any Obligations payable hereunder, regardless of source of payment.

(d) Computation. In the event the Prime Rate is changed from time to time hereafter, the applicable rate of interest hereunder shall be increased or decreased, effective as of the day the Prime Rate is changed, by an amount equal to such change in the Prime Rate. All interest chargeable under the Loan Documents shall be computed on the basis of a three hundred sixty (360) day year for the actual number of days elapsed.

2.4 Crediting Payments. Prior to the occurrence of an Event of Default, Bank shall credit a wire transfer of funds, check or other item of payment to such deposit account or Obligation as Borrower specifies. After the occurrence of an Event of Default, the receipt by Bank of any wire transfer of funds, check, or other item of payment shall be immediately applied to conditionally reduce Obligations, but shall not be considered a payment on account unless such payment is of immediately available federal funds or unless and until such check or other item of payment is honored when presented for payment. Notwithstanding anything to the contrary contained herein, any wire transfer or payment received by Bank after 12:00 noon Pacific time shall be deemed to have been received by Bank as of the opening of business on the immediately following Business Day. Whenever any payment to Bank under the Loan Documents would otherwise be due (except by reason of acceleration) on a date that is not a Business Day, such payment shall instead be due on the next Business Day, and additional fees or interest, as the case may be, shall accrue and be payable for the period of such extension.

2.5 Fees. Borrower shall pay to Bank the following:

(a) Facility Fee. (i) On the Closing Date and on each anniversary of the Closing Date for so long as the Revolving Facility is in place, a facility fee equal to $12,500, and (ii) on the Closing Date, a facility fee with respect to the Growth Capital Term Loan equal to $12,500, each of which is fully earned and nonrefundable; and

(b) Bank Expenses. On the Closing Date, all Bank Expenses incurred through the Closing Date, including reasonable attorneys’ fees and expenses and, after the Closing Date, all Bank Expenses, including reasonable attorneys’ fees and expenses, as and when they are incurred by Bank. Borrower has paid to Bank

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a deposit of $10,000 (the “Good Faith Deposit”) to initiate Bank’s due diligence review process. Any portion of the Good Faith Deposit not utilized to pay Bank Expenses incurred prior to the Closing Date will be applied to the facility fees due on the Closing Date.

2.6 Term. This Agreement shall become effective on the Closing Date and, subject to Section 13.7, shall continue in full force and effect for so long as any Obligations (other than inchoate indemnity obligations) remain outstanding or Bank has any obligation to make Credit Extensions under this Agreement. Notwithstanding the foregoing, (i) Borrower shall have the right to terminate its right to request any Credit Extensions under this Agreement at any time upon notice to Bank and (ii) Bank shall have the right to terminate its obligation to make Credit Extensions under this Agreement immediately and without notice upon the occurrence and during the continuance of an Event of Default. Notwithstanding termination, Bank’s Lien on the Collateral shall remain in effect for so long as any Obligations (other than inchoate indemnity obligations) are outstanding. Upon full and final payment and satisfaction, in cash, of all Obligations (other than inchoate indemnity obligations), and the full and final termination of all of Bank’s obligations and commitments to make Credit Extensions, Bank shall, at Borrower’s sole cost and expense, release the security interest in the Collateral granted under this Agreement and any other Loan Document.

2.7 Extension of Maturity. Notwithstanding anything contained herein to the contrary, Bank shall have the right, in its sole and absolute discretion, to extend the Revolving Maturity Date to the tenth day of the month next following the actual Revolving Maturity Date as stated in this Agreement.

2.8 Payment Deferral. Notwithstanding anything contained herein to the contrary, in the event the Growth Capital Term Loan is made under this Agreement within ten days prior to the date upon which the first regularly scheduled payment of interest on the Growth Capital Term Loan (“First Monthly Payment”) would otherwise have been due as specified in Section 2.1(b), then Borrower shall make the first regularly scheduled monthly payment of interest on the tenth day of the calendar month immediately following the month in which the Growth Capital Term Loan is made and shall make the first regularly scheduled monthly payment of principal and interest on the tenth day of the first month following the first anniversary of the Closing Date, and the Growth Capital Term Loan Maturity Date shall be extended to the tenth day of the month following the scheduled Growth Capital Term Loan Maturity Date.

3.	CONDITIONS OF LOANS.

3.1 Conditions Precedent to Initial Credit Extension. The obligation of Bank to make the initial Credit Extension is subject to the condition precedent that Bank shall have received, in form and substance satisfactory to Bank, the following:

(a) this Agreement;

(b) a certificate of the Secretary of Borrower with respect to incumbency and resolutions authorizing the execution and delivery of this Agreement;

(c) UCC National Form Financing Statement;

(d) intellectual property security agreement (proceeds of copyrights);

(e) a payoff letter issued by Silicon Valley Bank containing an undertaking to terminate all Liens in favor of Silicon Valley Bank (including releases with the USPTO and US Copyright Office) upon payoff in full of all indebtedness owing to Silicon Valley Bank (except as otherwise set forth therein);

(f) unconditional guarantee duly executed by Microtech;

(g) agreement to provide insurance;

(h) payment of the fees and Bank Expenses then due specified in Section 2.5 hereof;

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(i) current financial statements of Borrower;

(j) an audit of the Collateral, the results of which shall be satisfactory to Bank; and

(k) such other documents, and completion of such other matters, as Bank may reasonably deem necessary or appropriate.

3.2 Conditions Precedent to all Credit Extensions. The obligation of Bank to make each Credit Extension, including the initial Credit Extension, is further subject to the following conditions:

(a) timely receipt by Bank of the Revolving Advance Request Form as provided in Section 2.1; and

(b) the representations and warranties contained in Section 5 shall be true and correct in all material respects on and as of the date of such Revolving Advance Request Form and on the effective date of each Credit Extension as though made at and as of each such date, and no Event of Default shall have occurred and be continuing, or would exist after giving effect to such Credit Extension. The making of each Credit Extension shall be deemed to be a representation and warranty by Borrower on the date of such Credit Extension as to the accuracy of the facts referred to in this Section 3.2.

4.	CREATION OF SECURITY INTEREST.

4.1 Grant of Security Interest. Borrower grants and pledges to Bank a continuing security interest in all presently existing and hereafter acquired or arising Collateral in order to secure prompt repayment of any and all Obligations and in order to secure prompt performance by Borrower of each of its covenants and duties under the Loan Documents. Except for Permitted Liens that are permitted to have priority over Bank’s Lien, such security interest constitutes a valid, first priority security interest in the presently existing Collateral, and will constitute a valid, first priority security interest in Collateral acquired after the date hereof.

4.2 Delivery of Additional Documentation Required. Borrower shall from time to time execute and deliver to Bank, at the request of Bank, all Negotiable Collateral, all financing statements and other documents that Bank may reasonably request, in form satisfactory to Bank, to perfect and continue the perfection of Bank’s security interests in the Collateral and in order to fully consummate all of the transactions contemplated under the Loan Documents. Borrower from time to time may deposit with Bank specific time deposit accounts to secure specific Obligations. Borrower authorizes Bank to hold such balances in pledge and to decline to honor any drafts thereon or any request by Borrower or any other Person to pay or otherwise transfer any part of such balances for so long as such Obligations are outstanding.

4.3 Right to Inspect. Bank (through any of its officers, employees, or agents) shall have the right, upon reasonable prior notice, from time to time during Borrower’s usual business hours but no more than once a year (unless an Event of Default has occurred and is continuing), to inspect Borrower’s Books and to make copies thereof and to check, test, and appraise the Collateral in order to verify Borrower’s financial condition or the amount, condition of, or any other matter relating to, the Collateral.

4.4 Pledge of Shares. Borrower hereby pledges, assigns and grants to Bank, a security interest in all the Shares, together with all proceeds and substitutions thereof, all cash, stock and other moneys and property paid thereon, all rights to subscribe for securities declared or granted in connection therewith, and all other cash and noncash proceeds of the foregoing, as security for the performance of the Obligations. Within fifteen (15) days of the certification of any Shares, the certificate or certificates for the Shares will be delivered to Bank, accompanied by an instrument of assignment duly executed in blank by Borrower. To the extent required by the terms and conditions governing the Shares, Borrower shall cause the books of each entity whose Shares are part of the Collateral and any transfer agent to reflect the pledge of the Shares. Upon the occurrence and during the continuance of an Event of Default hereunder, Bank may effect the transfer of any securities included in the Collateral (including but not limited to the Shares) into the name of Bank and cause new (as applicable) certificates representing such securities to be issued in the name of Bank or its transferee. Borrower will execute and deliver such documents, and take or cause to be taken

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such actions, as Bank may reasonably request to perfect or continue the perfection of Bank’s security interest in the Shares. Unless an Event of Default shall have occurred and be continuing, Borrower shall be entitled to exercise any voting rights with respect to the Shares and to give consents, waivers and ratifications in respect thereof, provided that no vote shall be cast or consent, waiver or ratification given or action taken which would be inconsistent with any of the terms of this Agreement or which would constitute or create any violation of any of such terms. All such rights to vote and give consents, waivers and ratifications shall terminate upon the occurrence and during the continuance of an Event of Default.

5.	REPRESENTATIONS AND WARRANTIES.

Borrower represents and warrants as follows:

5.1 Due Organization and Qualification. Borrower is a corporation duly existing under the laws of its state of incorporation and qualified and licensed to do business in any other state in which the conduct of its business or its ownership of property requires that it be so qualified except where the failure to do so could not reasonably be expected to have a Material Adverse Effect. Each Subsidiary of Borrower is a corporation or other organization duly existing under the laws of its jurisdiction of formation and qualified and licensed to do business in any other jurisdiction in which the conduct of its business or its ownership of property requires that it be so qualified except where the failure to do so could not reasonably be expected to have a Material Adverse Effect

5.2 Due Authorization; No Conflict. The execution, delivery, and performance of the Loan Documents are within Borrower’s powers, have been duly authorized, and are not in conflict with nor constitute a breach of any provision contained in Borrower’s Certificate of Incorporation or Bylaws, nor will they constitute an event of default under any material agreement to which Borrower is a party or by which Borrower is bound. Borrower is not in default under any material agreement to which it is a party or by which it is bound.

5.3 No Prior Encumbrances. Borrower has good and marketable title to its property, free and clear of Liens, except for Permitted Liens.

5.4 Bona Fide Eligible Recurring Revenue Contracts. The Eligible Recurring Revenue Contracts are bona fide existing contracts. Borrower has not received notice of an actual or imminent Insolvency Proceeding commenced by or against any customer of Borrower whose Contracts are included in any Borrowing Base Certificate as Eligible Recurring Revenue Contract.

5.5 Merchantable Inventory. All Inventory is in all material respects of good and marketable quality, free from all material defects, except for Inventory for which adequate reserves have been made.

5.6 Intellectual Property. Borrower is the sole owner of the Intellectual Property, except for non-exclusive licenses granted by Borrower to its customers in the ordinary course of business. To the best of Borrower’s knowledge, each of the Patents is valid and enforceable. No part of the Intellectual Property material to Borrower’s business has been judged invalid or unenforceable, in whole or in part, and no claim has been made that any part of the Intellectual Property material to Borrower’s business violates the rights of any third party. Except as set forth in the Schedule, Borrower’s rights as a licensee of intellectual property do not give rise to more than five percent (5%) of its gross revenue in any given month, including without limitation revenue derived from the sale, licensing, rendering or disposition of any product or service. Except as set forth in the Schedule, Borrower is not a party to, or bound by, any material agreement that expressly restricts the grant by Borrower of a security interest in Borrower’s rights under such agreement, except for Permitted Liens of the type described in clause (c) of the definition thereof.

5.7 Name; Location of Chief Executive Office. Except as disclosed in the Schedule, Borrower has not done business under any name other than that specified on the signature page hereof. The chief executive office of Borrower is located at the address indicated in Section 10 hereof or as notified to Bank in compliance with Section 7.2. Except as set forth in the Schedule and except for locations containing (i) less than One Hundred Thousand Dollars ($100,000) in Borrower’s assets or property in the aggregate or (ii) mobile equipment consisting of laptop computers and related hardware and software, all Borrower’s Inventory and Equipment is located only at the location set forth in Section 10 hereof.

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5.8 Litigation. Except as set forth in the Schedule or in a written notice to Bank in accordance with Section 6.3(f), there are no actions or proceedings pending by or against Borrower or any Subsidiary before any court or administrative agency in which an adverse decision could have a Material Adverse Effect, or a material adverse effect on Borrower’s interest or Bank’s security interest in the Collateral.

5.9 No Material Adverse Change in Financial Statements. All consolidated and consolidating financial statements related to Borrower and any Subsidiary that Bank has received from Borrower fairly present in all material respects Borrower’s financial condition as of the date thereof and Borrower’s consolidated and consolidating results of operations for the period then ended. There has not been a material adverse change in the consolidated or the consolidating financial condition of Borrower since the date of the most recent of such financial statements submitted to Bank.

5.10 Solvency, Payment of Debts. Borrower is solvent and able to pay its debts (including trade debts) as they mature.

5.11 Regulatory Compliance. Borrower and each Subsidiary have met the minimum funding requirements of ERISA with respect to any employee benefit plans subject to ERISA, and no event has occurred resulting from Borrower’s failure to comply with ERISA that could result in Borrower’s incurring any material liability. Borrower is not an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940. Borrower is not engaged principally, or as one of the important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulations T and U of the Board of Governors of the Federal Reserve System). Borrower has complied with all the provisions of the Federal Fair Labor Standards Act. Borrower has not violated any statutes, laws, ordinances or rules applicable to it, violation of which could reasonably be expected to have a Material Adverse Effect.

5.12 Environmental Condition. None of Borrower’s or any Subsidiary’s properties or assets has ever been used by Borrower or any Subsidiary or, to the best of Borrower’s knowledge, by previous owners or operators, in the disposal of, or to produce, store, handle, treat, release, or transport, any hazardous waste or hazardous substance other than in accordance with applicable law; to the best of Borrower’s knowledge, none of Borrower’s properties or assets has ever been designated or identified in any manner pursuant to any environmental protection statute as a hazardous waste or hazardous substance disposal site, or a candidate for closure pursuant to any environmental protection statute; no lien arising under any environmental protection statute has attached to any revenues or to any real or personal property owned by Borrower or any Subsidiary; and neither Borrower nor any Subsidiary has received a summons, citation, notice, or directive from the Environmental Protection Agency or any other federal, state or other governmental agency concerning any action or omission by Borrower or any Subsidiary resulting in the releasing, or otherwise disposing of hazardous waste or hazardous substances into the environment.

5.13 Taxes. Borrower and each Subsidiary have filed or caused to be filed all tax returns, or extensions to file such returns, required to be filed, and have paid, or have made adequate provision for the payment of, all taxes reflected therein, except for taxes that are currently being contested in good faith, by appropriate proceedings promptly instituted and diligently prosecuted by the Borrower or Subsidiary.

5.14 Subsidiaries. Except for Permitted Investments, Borrower does not own any stock, partnership interest or other equity securities of any Person.

5.15 Government Consents. Borrower and each Subsidiary have obtained all material consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all governmental authorities that are necessary for the continued operation of Borrower’s business as currently conducted.

5.16 Operating, Depository and Investment Accounts. Except as set forth in the Schedule and except in accordance with Section 6.8, none of Borrower’s nor any Subsidiary’s operating, depository or investment accounts are maintained or invested with a Person other than Bank or Bank’s affiliates.

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5.17 Shares. Borrower has full power and authority to create a first lien on the Shares and no disability or contractual obligation exists that would prohibit Borrower from pledging the Shares pursuant to this Agreement. To Borrower’s knowledge, there are no subscriptions, warrants, rights of first refusal or other restrictions on transfer relative to, or options exercisable with respect to the Shares. The Shares have been and will be duly authorized and validly issued, and are fully paid and non-assessable. To Borrower’s knowledge, the Shares are not the subject of any present or threatened suit, action, arbitration, administrative or other proceeding, and Borrower knows of no reasonable grounds for the institution of any such proceedings.

5.18 Full Disclosure. No representation, warranty or other statement made by Borrower in any certificate or written statement furnished to Bank contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained in such certificates or statements not misleading. The Bank acknowledges that the projections and forecasts provided by Borrower in good faith and based upon reasonable assumptions are not to be viewed as facts and that actual results during the period or periods covered by any such projections and forecasts may differ from the projected or forecasted results.

6.	AFFIRMATIVE COVENANTS.

Borrower shall do all of the following:

6.1 Good Standing. Borrower shall maintain its corporate existence and good standing in its jurisdiction of incorporation and maintain qualification in each other jurisdiction in which it is required under applicable law except where the failure to be so qualified could not reasonably be expected to have a Material Adverse Effect. Except for certain foreign Subsidiaries which Borrower is in the process of dissolving (and which are indicated on the Schedule), Borrower shall cause each of its Subsidiaries to maintain its organizational existence and good standing in its jurisdiction of formation and maintain qualification in each other jurisdiction in which it is required under applicable law except where the failure to be so qualified could not reasonably be expected to have a Material Adverse Effect. Borrower shall maintain, and shall cause each of its Subsidiaries to maintain, in force all licenses, approvals and agreements, the loss of which could have a Material Adverse Effect.

6.2 Government Compliance. Borrower shall meet, and shall cause each Subsidiary to meet, the minimum funding requirements of ERISA with respect to any employee benefit plans subject to ERISA. Borrower shall comply, and shall cause each Subsidiary to comply, with all statutes, laws, ordinances and government rules and regulations to which it is subject, noncompliance with which could have a Material Adverse Effect.

6.3 Financial Statements, Reports, Certificates. Borrower shall deliver the following to Bank: (a) as soon as available, but in any event within thirty (30) days after the last day of each month, a Borrowing Base Certificate signed by a Responsible Officer in substantially the form of Exhibit C hereto, together with aged listings of accounts receivable and accounts payable by invoice date and a recurring revenue report; (b) as soon as available, but in any event within thirty (30) days after the end of each calendar month, a company prepared consolidated and consolidating balance sheet, income statement, and cash flow statement covering Borrower’s consolidated and consolidating operations during such period, prepared in accordance with GAAP, consistently applied, in a form acceptable to Bank and certified by a Responsible Officer, together with a Compliance Certificate signed by a Responsible Officer in substantially the form of Exhibit D hereto; (c) as soon as available, but in any event within one hundred eighty (180) days after the end of Borrower’s fiscal year, audited consolidated financial statements of Borrower prepared in accordance with GAAP, consistently applied, together with an unqualified opinion on such financial statements of an independent certified public accounting firm reasonably acceptable to Bank; (d) as soon as available, but in any event no later than the earlier to occur of thirty (30) days following the beginning of each fiscal year or the date of approval by Borrower’s board of directors, an annual operating budget and financial projections (including income statements, balance sheets and cash flow statements) for such fiscal year, presented in a monthly format, approved by Borrower’s board of directors, and in a form and substance reasonably acceptable to Bank; (e) copies of all statements, reports and notices sent or made available generally by Borrower to its security holders or to any holders of Subordinated Debt and, if applicable, all reports on Forms 10-K and 10-Q filed with the Securities and Exchange Commission; (f) promptly upon receipt of notice thereof, a report of any legal actions pending or threatened against Borrower or any Subsidiary that could result in damages or costs to Borrower or any Subsidiary of One Hundred Thousand Dollars ($100,000) or more; and (g) such budgets, sales projections, operating plans or other financial information as Bank may reasonably request from time to time.

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6.4 Audits. Bank shall have a right from time to time hereafter to audit Borrower’s Accounts and appraise Collateral at Borrower’s expense, provided that such audits will be conducted no more often than annually unless an Event of Default has occurred and is continuing.

6.5 Inventory; Returns. Borrower shall keep all Inventory in good and marketable condition, free from all material defects except for Inventory for which adequate reserves have been made. Returns and allowances, if any, as between Borrower and its account debtors shall be on the same basis and in accordance with the usual customary practices of Borrower, as they exist at the time of the execution and delivery of this Agreement. Borrower shall promptly notify Bank of all returns and recoveries and of all disputes and claims, where the return, recovery, dispute or claim involves more than One Hundred Thousand Dollars ($100,000).

6.6 Taxes. Borrower shall make, and shall cause each Subsidiary to make, due and timely payment or deposit of all federal and state income taxes, and all material local taxes, assessments, or contributions required of it by law, and will execute and deliver to Bank, on demand, appropriate certificates attesting to the payment or deposit thereof; and Borrower will make, and will cause each Subsidiary to make, timely payment or deposit of all material tax payments and withholding taxes required of it by applicable laws, including, but not limited to, those laws concerning F.I.C.A., F.U.T.A., state disability, and local, state, and federal taxes, and will, upon request, furnish Bank with proof satisfactory to Bank indicating that Borrower or a Subsidiary has made such payments or deposits; provided that Borrower or a Subsidiary need not make any payment if the amount or validity of such payment is contested in good faith by appropriate proceedings and is reserved against (to the extent required by GAAP) by Borrower.

6.7 Insurance.

(a) Borrower, at its expense, shall keep the Collateral insured against loss or damage by fire, theft, explosion, sprinklers, and all other hazards and risks, and in such amounts, as ordinarily insured against by other owners in similar businesses conducted in the locations where Borrower’s business is conducted on the date hereof. Borrower shall also maintain insurance relating to Borrower’s business, ownership and use of the Collateral in amounts and of a type that are customary to businesses similar to Borrower’s.

(b) All such policies of insurance shall be in such form, with such companies, and in such amounts as are reasonably satisfactory to Bank. All such policies of property insurance shall contain a lender’s loss payable endorsement, in a form reasonably satisfactory to Bank, showing Bank as an additional loss payee thereof, and all liability insurance policies shall show the Bank as an additional insured and shall specify that the insurer must give at least twenty (20) days (ten (10) days for non-payment of premium) notice to Bank before canceling its policy for any reason. Upon Bank’s request, Borrower shall deliver to Bank certified copies of such policies of insurance and evidence of the payments of all premiums therefor. All proceeds payable under any such policy shall, at the option of Bank, be payable to Bank to be applied on account of the Obligations.

6.8 Accounts. Borrower shall (i) maintain and shall cause each of its domestic Subsidiaries to maintain its primary U.S. depository, operating, and investment accounts with Bank or Bank’s affiliates and (ii) using commercially reasonable efforts, endeavor to utilize and shall cause each of its Subsidiaries to endeavor to utilize Bank’s International Banking Division for any international banking services required by Borrower, including, but not limited to, foreign currency wires, hedges, swaps, FX Contracts, and Letters of Credit. For each U.S. account that Borrower or any Subsidiary maintains outside of Bank, Borrower shall cause the applicable bank or financial institution at or with which any such account is maintained to execute and deliver an account control agreement or other appropriate instrument in form and substance reasonably satisfactory to Bank; provided that, no control agreements shall be required with respect to accounts holding cash or cash equivalents securing obligations permitted under clause (i) of the definition of Permitted Indebtedness (relating to letter of credit reimbursement obligations) for the sixty (60) day period following the Closing Date. Notwithstanding the foregoing, during the period commencing on the Closing Date and ending sixty (60) days thereafter, Borrower and its Subsidiaries may continue to maintain its existing depository, operating and investment accounts with Silicon Valley Bank, and no control agreements shall be required with respect to such accounts during such sixty-day period.

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6.9 Financial Covenants

(a) Minimum MRR Renewal Rate. Borrower shall achieve an MRR Renewal Rate of at least ninety percent (90%), measured on a quarterly basis.

6.10 Intellectual Property Rights.

(a) Borrower shall promptly give Bank annual written notice of any applications or registrations of intellectual property rights filed with the United States Patent and Trademark Office, including the date of such filing and the registration or application numbers, if any.

(b) Borrower shall (i) give Bank not less than 30 days prior written notice of the filing of any applications or registrations with the United States Copyright Office, including the title of such intellectual property rights to be registered, as such title will appear on such applications or registrations, and the date such applications or registrations will be filed, and (ii) prior to the filing of any such applications or registrations, shall execute such documents as Bank may reasonably request for Bank to perfect or maintain its perfection in the proceeds of such intellectual property rights to be registered by Borrower, and upon the request of Bank, shall file such documents simultaneously with the filing of any such applications or registrations. Upon filing any such applications or registrations with the United States Copyright Office, Borrower shall promptly provide Bank with (i) a copy of such applications or registrations, without the exhibits, if any, thereto, (ii) evidence of the filing of any documents requested by Bank to be filed for Bank to maintain the perfection and priority of its security interest in the proceeds of such intellectual property rights, and (iii) the date of such filing.

(c) Bank may audit Borrower’s Intellectual Property to confirm compliance with this Section, provided such audit may not occur more often than once per year, unless an Event of Default has occurred and is continuing. Bank shall have the right, but not the obligation, to take, at Borrower’s sole expense, any actions that Borrower is required under this Section to take but which Borrower fails to take, after 15 days’ notice to Borrower. Borrower shall reimburse and indemnify Bank for all costs and expenses incurred in the exercise of its rights under this Section.

6.11 Formation or Acquisition of Subsidiaries. Notwithstanding and without limiting the negative covenants contained in Sections 7.3 and 7.7 hereof, at the time that Borrower forms any direct or indirect Subsidiary or acquires any direct or indirect Subsidiary, Borrower shall (a) cause such new Subsidiary to provide to Bank a joinder to this Agreement to cause such Subsidiary to become a co-borrower hereunder, together with such appropriate financing statements and/or control agreements, all in form and substance satisfactory to Bank (including being sufficient to grant Bank a first priority Lien (subject to Permitted Liens) in and to the assets of such newly formed or acquired Subsidiary), provided that the foregoing requirements shall not apply to a Subsidiary that is a controlled foreign corporation (as defined in the IRC), (b) provide to Bank appropriate certificates and powers and financing statements, pledging all of the direct or beneficial ownership interest in such new Subsidiary, in form and substance satisfactory to Bank, provided that if such Subsidiary is a controlled foreign corporation (as defined in the IRC), such pledge shall not exceed 65% of the voting power of all classes of capital stock of such controlled foreign corporation entitled to vote, and (c) provide to Bank all other documentation in form and substance satisfactory to Bank that in its opinion is appropriate with respect to the execution and delivery of the applicable documentation referred to above.

6.12 Notices of Commercial Tort Claims; Event of Default. Without limiting or contradicting any other more specific provision of this Agreement, promptly (and in any event within three (3) Business Days) upon Borrower becoming aware of the existence of any Event of Default or event described in Section 8 which, with the giving of notice or passage of time, or both, would constitute an Event of Default, Borrower shall give written notice to Bank of such occurrence, which such notice shall include a reasonably detailed description of such Event of Default or event which, with the giving of notice or passage of time, or both, would constitute an Event of Default. If Borrower shall acquire a commercial tort claim (as defined in the Code), Borrower shall promptly notify Bank in writing of the general details thereof and grant to the Bank in such writing a security interest therein and in the proceeds thereof, all upon the terms of this Agreement, with such writing to be in form and substance reasonably satisfactory to the Bank.

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6.13 Post Closing Covenants. Within 30 days following the Closing Date, Borrower shall deliver to Bank, in form and substance satisfactory to Bank, (i) equipment holder’s acknowledgement and consent executed by Savvis and (ii) a consent to removal of personal property executed by SPUSV5 500 Brand, LP.

6.14 Further Assurances. At any time and from time to time Borrower shall execute and deliver such further instruments and take such further action as may reasonably be requested by Bank to effect the purposes of this Agreement.

7.	NEGATIVE COVENANTS.

Borrower will not do any of the following, without the Bank’s prior written consent (not to be unreasonably withheld):

7.1 Dispositions. Convey, sell, lease, transfer or otherwise dispose of (collectively, a “Transfer”), or permit any of its Subsidiaries to Transfer, all or any part of its business or property, other than: (i) Transfers of Inventory in the ordinary course of business; (ii) Transfers of non-exclusive licenses and similar arrangements for the use of the property of Borrower or its Subsidiaries in the ordinary course of business; (iii) Transfers of worn-out or obsolete Equipment which was not financed by Bank; (iv) Transfers consisting of Permitted Liens and Permitted Investments; (v) Transfers between Borrower and one or more domestic Subsidiaries that are guarantors of the Obligations or co-borrowers hereunder; (vi) Transfers from any Subsidiary to Borrower; and (vii) Transfers from Borrower to one or more foreign Subsidiaries in the form of payment by Borrower for services provided by such Subsidiary(ies) pursuant to cost-plus transfer pricing arrangements entered into in the ordinary course of business.

7.2 Change in Business or Executive Office. Engage in any business, or permit any of its Subsidiaries to engage in any business, other than the businesses currently engaged in by Borrower and any business substantially similar or related thereto (or incidental thereto); or cease to conduct business in the manner conducted by Borrower as of the Closing Date; or without thirty (30) days prior written notification to Bank, relocate its chief executive office or state of incorporation or change its legal name; or without Bank’s prior written consent, change the date on which its fiscal year ends.

7.3 Change in Control; Mergers or Acquisitions. Suffer or permit a Change in Control; or merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with or into any other business organization (other than mergers or consolidations of a Subsidiary into another Subsidiary or into Borrower, with Borrower being the surviving entity), or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock or any material portion of property of another Person, provided however, only advance written notice to the Bank will be required for any action restricted by this Section 7.3 if all Obligations are paid in full in cash out of the proceeds of the initial closing of such action and such payment is listed as a condition to the consummation of such action.

7.4 Indebtedness. Create, incur, assume or be or remain liable with respect to any Indebtedness, or permit any Subsidiary so to do, other than Permitted Indebtedness.

7.5 Encumbrances. Create, incur, assume or suffer to exist any Lien with respect to any of its property (including without limitation, its Intellectual Property), or assign or otherwise convey any right to receive income, including the sale of any Accounts, or permit any of its Subsidiaries to do so, except for Permitted Liens, or agree with any Person other than Bank not to grant a security interest in, or otherwise encumber, any of its property (including without limitation, its Intellectual Property), or permit any Subsidiary to do so, except for Permitted Liens.

7.6 Distributions. Pay any dividends or make any other distribution or payment on account of or in redemption, retirement or purchase of any capital stock, or permit any of its Subsidiaries to do so, except that (i) Borrower may repurchase the stock of former employees pursuant to stock repurchase agreements as long as an Event of Default does not exist prior to such repurchase or would not exist after giving effect to such repurchase, (ii) Borrower may convert any of its convertible securities into other securities pursuant to the terms of such convertible securities or otherwise in exchange thereof, (iii) Borrower may pay dividends solely in common stock, and (iv) Subsidiaries of Borrower may pay dividends or make distributions to Borrower.

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7.7 Investments. Directly or indirectly acquire or own, or make any Investment in or to any Person, or permit any of its Subsidiaries so to do, other than Permitted Investments; or maintain or invest any of its property with a Person other than Bank or Bank’s affiliates or permit any of its Subsidiaries to do so unless such Person has entered into an account control agreement with Bank in form and substance satisfactory to Bank, except as otherwise provided by Section 6.8; or suffer or permit any Subsidiary to be a party to, or be bound by, an agreement that restricts such Subsidiary from paying dividends or otherwise distributing property to Borrower.

7.8 Transactions with Affiliates. Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of Borrower except for (i) transactions that are in the ordinary course of Borrower’s business, upon fair and reasonable terms that are no less favorable to Borrower than would be obtained in an arm’s length transaction with a non-affiliated Person, (ii) sales of equity securities and unsecured debt financings so long as all such Indebtedness is Subordinated Debt, (iii) Investments permitted under sub-clauses (a), (f), (j) or (k) of the definition of Permitted Investments, and (iv) transactions between or among Borrower and any of its Subsidiaries that are not otherwise prohibited hereunder.

7.9 Subordinated Debt. Make any payment in respect of any Subordinated Debt, or permit any of its Subsidiaries to make any such payment, except in compliance with the terms of the subordination agreement entered into with respect to such Subordinated Debt, or amend any provision contained in any documentation relating to the Subordinated Debt, except in compliance with the terms of the subordination agreement entered into with respect to such Subordinated Debt, without Bank’s prior written consent.

7.10 Inventory and Equipment. Store the Inventory or the Equipment with a bailee, warehouseman, or other third party in an aggregate amount of more than One Hundred Thousand Dollars ($100,000) unless the third party has been notified of Bank’s security interest and Bank (a) has received an acknowledgment from the third party that it is holding or will hold the Inventory or Equipment for Bank’s benefit or (b) is in pledge possession of the warehouse receipt, where negotiable, covering such Inventory or Equipment. Store or maintain any Equipment or Inventory in an aggregate amount of more than One Hundred Thousand Dollars ($100,000) at a location other than the location set forth in Section 10 of this Agreement or set forth on the Schedule.

7.11 Compliance. Become an “investment company” or be controlled by an “investment company,” within the meaning of the Investment Company Act of 1940, or become principally engaged in, or undertake as one of its important activities, the business of extending credit for the purpose of purchasing or carrying margin stock, or use the proceeds of any Credit Extension for such purpose. Fail to meet the minimum funding requirements of ERISA, permit a Reportable Event or Prohibited Transaction, as defined in ERISA, to occur, fail to comply with the Federal Fair Labor Standards Act or violate any law or regulation, which violation could have a Material Adverse Effect, or a material adverse effect on the Collateral or the priority of Bank’s Lien on the Collateral, or permit any of its Subsidiaries to do any of the foregoing.

7.12 Capital Expenditures. Make or contract to make, without Bank’s prior written consent, capital expenditures, including leasehold improvements, in any fiscal year in excess of $3,000,000 or incur liability for rentals of property (including both real and personal property) in an amount which, together with capital expenditures, shall in any fiscal year exceed such sum.

8.	EVENTS OF DEFAULT.

Any one or more of the following events shall constitute an Event of Default by Borrower under this Agreement:

8.1 Payment Default. If Borrower fails to pay, when due, any of the Obligations.

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8.2 Covenant Default.

(a) If Borrower fails to perform any obligation under Section 6.8 or Section 6.9 or violates any of the covenants contained in Article 7 of this Agreement; or

(b) If Borrower fails or neglects to perform or observe any obligation under Article 6 (other than Section 6.8 or Section 6.9) or any other material term, provision, condition, covenant contained in this Agreement, in any of the Loan Documents, or in any other present or future agreement between Borrower and Bank and as to any default under such other term, provision, condition or covenant that can be cured, has failed to cure such default within ten days after Borrower receives notice thereof or any officer of Borrower becomes aware thereof.

8.3 Investor Abandonment. If Bank determines that Borrower’s stockholders existing on the Closing Date are not able and willing to provide such financial support as is necessary for Borrower to satisfy its Obligations owing to Bank as they come due and Bank has determined, in its reasonable determination, that Borrower is likely to be unable to satisfy such obligations without such investor support.

8.4 Attachment. If any portion of Borrower’s assets valued in excess of Two Hundred Thousand Dollars ($200,000) is attached, seized, subjected to a writ or distress warrant, or is levied upon, or comes into the possession of any trustee, receiver or person acting in a similar capacity and such attachment, seizure, writ or distress warrant or levy has not been removed, discharged or rescinded within twenty (20) days, or if Borrower is enjoined, restrained, or in any way prevented by court order from continuing to conduct all or any material part of its business affairs, or if a judgment or other claim becomes a lien or encumbrance upon any material portion of Borrower’s assets valued in excess of Two Hundred Thousand Dollars ($200,000), or if a notice of lien, levy, or assessment is filed of record with respect to any of Borrower’s assets valued in excess of Two Hundred Thousand Dollars ($200,000) by the United States Government, or any department, agency, or instrumentality thereof, or by any state, county, municipal, or governmental agency, and the same is not paid within twenty (20) days after Borrower receives notice thereof, provided that none of the foregoing shall constitute an Event of Default where such action or event is stayed or an adequate bond has been posted pending a good faith contest by Borrower (provided that no Credit Extensions will be required to be made during such cure period);

8.5 Insolvency. If Borrower becomes insolvent, or if an Insolvency Proceeding is commenced by Borrower, or if an Insolvency Proceeding is commenced against Borrower and is not dismissed or stayed within forty five (45) days (provided that no Credit Extensions will be made prior to the dismissal of such Insolvency Proceeding).

8.6 Other Agreements. If there is a default or other failure to perform in any agreement to which Borrower is a party or by which it is bound resulting in a right by a third party or parties, whether or not exercised, to accelerate the maturity of any Indebtedness in an amount in excess of Two Hundred Thousand Dollars ($200,000) or which could have a Material Adverse Effect; provided, however, that the Event of Default under this Section caused by the occurrence of a breach or default under such other agreement shall be cured or waived for purposes of this Agreement upon Bank receiving written notice from the party asserting such breach or default of such cure or waiver of the breach or default under such other agreement, if at the time of such cure or waiver under such other agreement (x) Bank has not declared an Event of Default under this Agreement and/or exercised any rights with respect thereto; (y) any such cure or waiver does not result in an Event of Default under any other provision of this Agreement or any Loan Document; and (z) in connection with any such cure or waiver under such other agreement, the terms of any agreement with such third party are not modified or amended in any manner which could in the good faith business judgment of Bank be materially less advantageous to Borrower.

8.7 Judgments. If a judgment or judgments for the payment of money in an amount, individually or in the aggregate, of at least Two Hundred Thousand Dollars ($200,000) (not covered by independent third-party insurance as to which liability has been accepted by such insurance carrier) shall be rendered against Borrower and shall remain unsatisfied and unstayed for a period of twenty (20) days (provided that no Credit Extensions will be made prior to the satisfaction or stay of such judgment).

8.8 Misrepresentations. If any material misrepresentation or material misstatement exists, when made or deemed made, now or hereafter in any warranty or representation set forth herein or in any certificate delivered to Bank by any Responsible Officer pursuant to this Agreement or to induce Bank to enter into this Agreement or any other Loan Document.

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8.9 Guaranty. If any guaranty of all or a portion of the Obligations (a “Guaranty”) ceases for any reason to be in full force and effect, or any guarantor fails to perform any obligation under any Guaranty or a security agreement securing any Guaranty (collectively, the “Guaranty Documents”), or any event of default occurs under any Guaranty Document or any guarantor revokes or purports to revoke a Guaranty, or any material misrepresentation or material misstatement exists now or hereafter in any warranty or representation set forth in any Guaranty Document or in any certificate delivered to Bank in connection with any Guaranty Document, or if any of the circumstances described in Sections 8.3 through 8.8 occur with respect to any guarantor or any guarantor dies or becomes subject to any criminal prosecution, or any circumstances arise causing Bank, in good faith, to become insecure as to the satisfaction of any of any guarantor’s obligations under the Guaranty Documents.

8.10 European Acquisition Guaranty. If any demand for payment is made under the European Acquisition Guaranty (as defined on the Schedule).

9.	BANK’S RIGHTS AND REMEDIES.

9.1 Rights and Remedies. Upon the occurrence and during the continuance of an Event of Default, Bank may, at its election, without notice of its election and without demand, do any one or more of the following, all of which are authorized by Borrower:

(a) Declare all or any portion of the Obligations, whether evidenced by this Agreement, by any of the other Loan Documents, or otherwise, immediately due and payable (provided that upon the occurrence of an Event of Default described in Section 8.5, all Obligations shall become immediately due and payable without any action by Bank);

(b) Cease advancing money or extending credit to or for the benefit of Borrower under this Agreement or under any other agreement between Borrower and Bank;

(c) Settle or adjust disputes and claims directly with account debtors for amounts, upon terms and in whatever order that Bank reasonably considers advisable;

(d) Make such payments and do such acts as Bank considers necessary or reasonable to protect its security interest in the Collateral. Borrower agrees to assemble the Collateral if Bank so requires, and to make the Collateral available to Bank as Bank may designate. Borrower authorizes Bank to enter the premises where the Collateral is located, to take and maintain possession of the Collateral, or any part of it, and to pay, purchase, contest, or compromise any encumbrance, charge, or lien which in Bank’s determination appears to be prior or superior to its security interest and to pay all expenses incurred in connection therewith. With respect to any of Borrower’s owned premises, Borrower hereby grants Bank a license to enter into possession of such premises and to occupy the same, without charge, in order to exercise any of Bank’s rights or remedies provided herein, at law, in equity, or otherwise;

(e) Set off and apply to the Obligations any and all (i) balances and deposits of Borrower held by Bank, or (ii) indebtedness at any time owing to or for the credit or the account of Borrower held by Bank;

(f) Ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell (in the manner provided for herein) the Collateral. Bank is hereby granted a license or other right, solely pursuant to the provisions of this Section 9.1, to use, without charge, Borrower’s labels, patents, copyrights, rights of use of any name, trade secrets, trade names, trademarks, service marks, and advertising matter, or any property of a similar nature, as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and, in connection with Bank’s exercise of its rights under this Section 9.1, Borrower’s rights under all licenses and all franchise agreements shall inure to Bank’s benefit;

(g) Dispose of the Collateral by way of one or more contracts or transactions, for cash or on terms, in such manner and at such places (including Borrower’s premises) as Bank determines is commercially reasonable, and apply any proceeds to the Obligations in whatever manner or order Bank deems appropriate;

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(h) Bank may credit bid and purchase at any public sale; and

(i) Any deficiency that exists after disposition of the Collateral as provided above will be paid immediately by Borrower.

9.2 Power of Attorney. Effective only upon the occurrence and during the continuance of an Event of Default, Borrower hereby irrevocably appoints Bank (and any of Bank’s designated officers, or employees) as Borrower’s true and lawful attorney to: (a) send requests for verification of Accounts or notify account debtors of Bank’s security interest in the Accounts; (b) endorse Borrower’s name on any checks or other forms of payment or security that may come into Bank’s possession; (c) sign Borrower’s name on any invoice or bill of lading relating to any Account, drafts against account debtors, schedules and assignments of Accounts, verifications of Accounts, and notices to account debtors; (d) dispose of any Collateral; (e) make, settle, and adjust all claims under and decisions with respect to Borrower’s policies of insurance; (f) settle and adjust disputes and claims respecting the accounts directly with account debtors, for amounts and upon terms which Bank determines to be reasonable; and (g) whether or not an Event of Default has occurred that is continuing, to file, in its sole discretion, one or more financing or continuation statements and amendments thereto, relative to any of the Collateral. The appointment of Bank as Borrower’s attorney in fact, and each and every one of Bank’s rights and powers, being coupled with an interest, is irrevocable until all of the Obligations (other than inchoate indemnity obligations) have been fully repaid and performed and Bank’s obligation to provide Credit Extensions hereunder is terminated.

9.3 Accounts Collection. At any time after the occurrence and during the continuance of an Event of Default, (i) Bank may notify any Person owing funds to Borrower of Bank’s security interest in such funds and verify the amount of such Account, and (ii) Borrower shall collect all amounts owing to Borrower for Bank, receive in trust all payments as Bank’s trustee, and immediately deliver such payments to Bank in their original form as received from the account debtor, with proper endorsements for deposit.

9.4 Bank Expenses. If Borrower fails to pay any amounts or furnish any required proof of payment due to third persons or entities, as required under the terms of this Agreement, then Bank may do any or all of the following after reasonable notice to Borrower: (a) make payment of the same or any part thereof; (b) set up such reserves under a loan facility in Section 2.1 as Bank deems necessary to protect Bank from the exposure created by such failure; or (c) obtain and maintain insurance policies of the type discussed in Section 6.7 of this Agreement, and take any action with respect to such policies as Bank deems prudent. Any amounts so paid or deposited by Bank shall constitute Bank Expenses, shall be immediately due and payable, and shall bear interest at the then applicable rate hereinabove provided, and shall be secured by the Collateral. Any payments made by Bank shall not constitute an agreement by Bank to make similar payments in the future or a waiver by Bank of any Event of Default under this Agreement.

9.5 Bank’s Liability for Collateral. So long as Bank complies with reasonable banking practices, Bank shall not in any way or manner be liable or responsible for: (a) the safekeeping of the Collateral; (b) any loss or damage thereto occurring or arising in any manner or fashion from any cause; (c) any diminution in the value thereof; or (d) any act or default of any carrier, warehouseman, bailee, forwarding agency, or other person whomsoever. All risk of loss, damage or destruction of the Collateral shall be borne by Borrower.

9.6 Shares. Borrower recognizes that Bank may be unable to effect a public sale of any or all the Shares, by reason of certain prohibitions contained in federal securities laws and applicable state and provincial securities laws or otherwise, and may be compelled to resort to one or more private sales thereof to a restricted group of purchasers which will be obliged to agree, among other things, to acquire such securities for their own account for investment and not with a view to the distribution or resale thereof. Borrower acknowledges and agrees that any such private sale may result in prices and other terms less favorable than if such sale were a public sale and, notwithstanding such circumstances, agrees that any such private sale shall be deemed to have been made in a commercially reasonable manner. Bank shall be under no obligation to delay a sale of any of the Shares for the period of time necessary to permit the issuer thereof to register such securities for public sale under federal securities laws or under applicable state and provincial securities laws, even if such issuer would agree to do so. Upon the occurrence of an Event of Default which continues, Bank shall have the right to exercise all such rights as a secured party under the Code as it, in its sole judgment, shall deem necessary or appropriate, including without limitation the right to liquidate the Shares and apply the proceeds thereof to reduce the Obligations. Effective only upon the occurrence and during the

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continuance of an Event of Default, Borrower hereby irrevocably appoints Bank (and any of Bank’s designated officers, or employees) as Borrower’s true and lawful attorney to enforce such Borrower’s rights against any Subsidiary, including the right to compel any Subsidiary to make payments or distributions owing to such Borrower.

9.7 Remedies Cumulative. Bank’s rights and remedies under this Agreement, the Loan Documents, and all other agreements shall be cumulative. Bank shall have all other rights and remedies not inconsistent herewith as provided under the Code, by law, or in equity. No exercise by Bank of one right or remedy shall be deemed an election, and no waiver by Bank of any Event of Default on Borrower’s part shall be deemed a continuing waiver. No delay by Bank shall constitute a waiver, election, or acquiescence by it. No waiver by Bank shall be effective unless made in a written document signed on behalf of Bank and then shall be effective only in the specific instance and for the specific purpose for which it was given.

9.8 Demand; Protest. Borrower waives demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees at any time held by Bank on which Borrower may in any way be liable.

10.	NOTICES.

All notices, consents, requests, approvals, demands, or other communication by any party to this Agreement or any other Loan Document must be in writing and shall be deemed to have been validly served, given, or delivered: (a) upon the earlier of actual receipt and three (3) Business Days after deposit in the U.S. mail, first class, registered or certified mail return receipt requested, with proper postage prepaid; (b) upon transmission, when sent by electronic mail or facsimile transmission; (c) one (1) Business Day after deposit with a reputable overnight courier with all charges prepaid; or (d) when delivered, if hand-delivered by messenger, all of which shall be addressed to the party to be notified and sent to the address, facsimile number, or email address indicated below. Bank or Borrower may change its mailing or electronic mail address or facsimile number by giving the other party written notice thereof in accordance with the terms of this Section 10.

If to Borrower:	EVERBRIDGE, INC.
25 Corporate Drive
Burlington, MA 01803
Attn: Kenneth S. Goldman, SVP & CFO
EMAIL: ken.goldman@everbridge.com

If to Bank:	Bridge Bank, National Association
55 Almaden Blvd.
San Jose, CA 95113
Attn: Note Department
FAX: (408) 282-1681
EMAIL: notedepartment@bridgebank.com

and

Bridge Bank, National Association
260 Franklin Street, Suite 1540
Boston, MA 02110
Attn: Charles Wehr
FAX: (617) 995-1320
EMAIL: charles.wehr@bridgebank.com

The parties hereto may change the address at which they are to receive notices hereunder, by notice in writing in the foregoing manner given to the other.

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11.	CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER.

This Agreement and all other Loan Documents (except as otherwise expressly provided in any of the Loan Documents) shall be governed by, and construed in accordance with, the internal laws of the State of California, without regard to principles of conflicts of law. Each of Borrower and Bank hereby submits to the exclusive jurisdiction of the state and Federal courts located in the County of Santa Clara, State of California. BORROWER AND BANK EACH HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF ANY OF THE LOAN DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS. EACH PARTY RECOGNIZES AND AGREES THAT THE FOREGOING WAIVER CONSTITUTES A MATERIAL INDUCEMENT FOR IT TO ENTER INTO THIS AGREEMENT. EACH PARTY REPRESENTS AND WARRANTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

12.	JUDICIAL REFERENCE PROVISION.

12.1 In the event the jury trial waiver set forth above is not enforceable, the parties elect to proceed under this judicial reference provision.

12.2 With the exception of the items specified in Section 12.3, below, any controversy, dispute or claim (each, a “Claim”) between the parties arising out of or relating to this Agreement or any other Loan Document, will be resolved by a reference proceeding in California in accordance with the provisions of Sections 638 et seq. of the California Code of Civil Procedure (“CCP”), or their successor sections, which shall constitute the exclusive remedy for the resolution of any Claim, including whether the Claim is subject to the reference proceeding. Except as otherwise provided in the Loan Documents, venue for the reference proceeding will be in the state or federal court in the county or district where the real property involved in the action, if any, is located or in the state or federal court in the county or district where venue is otherwise appropriate under applicable law (the “Court”).

12.3 The matters that shall not be subject to a reference are the following: (i) nonjudicial foreclosure of any security interests in real or personal property, (ii) exercise of self-help remedies (including, without limitation, set-off), (iii) appointment of a receiver and (iv) temporary, provisional or ancillary remedies (including, without limitation, writs of attachment, writs of possession, temporary restraining orders or preliminary injunctions). This reference provision does not limit the right of any party to exercise or oppose any of the rights and remedies described in clauses (i) and (ii) or to seek or oppose from a court of competent jurisdiction any of the items described in clauses (iii) and (iv). The exercise of, or opposition to, any of those items does not waive the right of any party to a reference pursuant to this reference provision as provided herein.

12.4 The referee shall be a retired judge or justice selected by mutual written agreement of the parties. If the parties do not agree within ten (10) days of a written request to do so by any party, then, upon request of any party, the referee shall be selected by the Presiding Judge of the Court (or his or her representative). A request for appointment of a referee may be heard on an ex parte or expedited basis, and the parties agree that irreparable harm would result if ex parte relief is not granted. Pursuant to CCP § 170.6, each party shall have one peremptory challenge to the referee selected by the Presiding Judge of the Court (or his or her representative).

12.5 The parties agree that time is of the essence in conducting the reference proceedings. Accordingly, the referee shall be requested, subject to change in the time periods specified herein for good cause shown, to (i) set the matter for a status and trial-setting conference within fifteen (15) days after the date of selection of the referee, (ii) if practicable, try all issues of law or fact within one hundred twenty (120) days after the date of the conference and (iii) report a statement of decision within twenty (20) days after the matter has been submitted for decision.

12.6 The referee will have power to expand or limit the amount and duration of discovery. The referee may set or extend discovery deadlines or cutoffs for good cause, including a party’s failure to provide requested discovery for any reason whatsoever. Unless otherwise ordered based upon good cause shown, no party shall be

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entitled to “priority” in conducting discovery, depositions may be taken by either party upon seven (7) days written notice, and all other discovery shall be responded to within fifteen (15) days after service. All disputes relating to discovery which cannot be resolved by the parties shall be submitted to the referee whose decision shall be final and binding.

12.7 Except as expressly set forth herein, the referee shall determine the manner in which the reference proceeding is conducted including the time and place of hearings, the order of presentation of evidence, and all other questions that arise with respect to the course of the reference proceeding. All proceedings and hearings conducted before the referee, except for trial, shall be conducted without a court reporter, except that when any party so requests, a court reporter will be used at any hearing conducted before the referee, and the referee will be provided a courtesy copy of the transcript. The party making such a request shall have the obligation to arrange for and pay the court reporter. Subject to the referee’s power to award costs to the prevailing party, the parties will equally share the cost of the referee and the court reporter at trial.

12.8 The referee shall be required to determine all issues in accordance with existing case law and the statutory laws of the State of California. The rules of evidence applicable to proceedings at law in the State of California will be applicable to the reference proceeding. The referee shall be empowered to enter equitable as well as legal relief, enter equitable orders that will be binding on the parties and rule on any motion which would be authorized in a court proceeding, including without limitation motions for summary judgment or summary adjudication. The referee shall issue a decision at the close of the reference proceeding which disposes of all claims of the parties that are the subject of the reference. Pursuant to CCP § 644, such decision shall be entered by the Court as a judgment or an order in the same manner as if the action had been tried by the Court and any such decision will be final, binding and conclusive. The parties reserve the right to appeal from the final judgment or order or from any appealable decision or order entered by the referee. The parties reserve the right to findings of fact, conclusions of laws, a written statement of decision, and the right to move for a new trial or a different judgment, which new trial, if granted, is also to be a reference proceeding under this provision.

12.9 If the enabling legislation which provides for appointment of a referee is repealed (and no successor statute is enacted), any dispute between the parties that would otherwise be determined by reference procedure will be resolved and determined by arbitration. The arbitration will be conducted by a retired judge or justice, in accordance with the California Arbitration Act §1280 through §1294.2 of the CCP as amended from time to time. The limitations with respect to discovery set forth above shall apply to any such arbitration proceeding.

12.10 THE PARTIES RECOGNIZE AND AGREE THAT ALL CONTROVERSIES, DISPUTES AND CLAIMS RESOLVED UNDER THIS REFERENCE PROVISION WILL BE DECIDED BY A REFEREE AND NOT BY A JURY. AFTER CONSULTING (OR HAVING HAD THE OPPORTUNITY TO CONSULT) WITH COUNSEL OF ITS, HIS OR HER OWN CHOICE, EACH PARTY KNOWINGLY AND VOLUNTARILY, AND FOR THE MUTUAL BENEFIT OF ALL PARTIES, AGREES THAT THIS REFERENCE PROVISION WILL APPLY TO ANY CONTROVERSY, DISPUTE OR CLAIM BETWEEN OR AMONG THEM ARISING OUT OF OR IN ANY WAY RELATED TO, THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS.

13.	GENERAL PROVISIONS.

13.1 Successors and Assigns. This Agreement shall bind and inure to the benefit of the respective successors and permitted assigns of each of the parties; provided, however, that neither this Agreement nor any rights hereunder may be assigned by Borrower without Bank’s prior written consent, which consent may be granted or withheld in Bank’s sole discretion. Bank shall have the right without the consent of or notice to Borrower to sell, transfer, negotiate, or grant participation in all or any part of, or any interest in, Bank’s obligations, rights and benefits hereunder.

13.2 Indemnification. Borrower shall defend, indemnify and hold harmless Bank and its officers, employees, and agents against: (a) all obligations, demands, claims, and liabilities claimed or asserted by any other party in connection with the transactions contemplated by this Agreement (collectively, “Claims”); and (b) all losses or Bank Expenses in any way suffered, incurred, or paid by Bank as a result of or in any way arising out of, following, or consequential to transactions between Bank and Borrower whether under this Agreement, or otherwise (including without limitation reasonable attorneys’ fees and expenses), except for Claims, losses or Bank Expenses caused by Bank’s gross negligence or willful misconduct.

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13.3 Time of Essence. Time is of the essence for the performance of all obligations set forth in this Agreement.

13.4 Severability of Provisions. Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.

13.5 Amendments in Writing, Integration. Neither this Agreement nor the Loan Documents can be amended or terminated orally. All prior agreements, understandings, representations, warranties, and negotiations between the parties hereto with respect to the subject matter of this Agreement and the Loan Documents, if any, are merged into this Agreement and the Loan Documents.

13.6 Counterparts. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement.

13.7 Survival. All covenants, representations and warranties made in this Agreement shall continue in full force and effect so long as any Obligations (other than inchoate indemnity obligations) remain outstanding or Bank has any obligation to make Credit Extensions to Borrower. The obligations of Borrower to indemnify Bank with respect to the expenses, damages, losses, costs and liabilities described in Section 13.2 shall survive until all applicable statute of limitations periods with respect to actions that may be brought against Bank have run.

13.8 Confidentiality. In handling any confidential information Bank and all employees and agents of Bank, including but not limited to accountants, shall exercise the same degree of care that it exercises with respect to its own proprietary information of the same types to maintain the confidentiality of any non-public information thereby received or received pursuant to this Agreement except that disclosure of such information may be made (i) to the subsidiaries or affiliates of Bank in connection with their present or prospective business relations with Borrower, provided that such subsidiaries or affiliates are bound by confidentiality obligations substantially the same as those of this Section, (ii) to prospective transferees or purchasers of any interest in the Credit Extensions, provided that they have entered into a comparable confidentiality agreement in favor of Borrower, (iii) as required by law, regulations, rule or order, subpoena, judicial order or similar order, (iv) as may be required in connection with the examination, audit or similar investigation of Bank and (v) as Bank may determine in connection with the enforcement of any remedies hereunder. Confidential information hereunder shall not include information that either: (a) is in the public domain or in the knowledge or possession of Bank when disclosed to Bank, or becomes part of the public domain after disclosure to Bank through no fault of Bank; or (b) is disclosed to Bank by a third party, provided Bank does not have actual knowledge that such third party is prohibited from disclosing such information.

13.9 Patriot Act Notice. Bank hereby notifies Borrower that, pursuant to the requirements of the USA Patriot Act, Title III of Pub. L. 107-56 (signed into law on October 26, 2001) (the “ Patriot Act “), it is required to obtain, verify and record information that identifies the Borrower, which information includes names and addresses and other information that will allow Bank, as applicable, to identify the Borrower in accordance with the Patriot Act.

14.	NOTICE OF FINAL AGREEMENT.

BY SIGNING THIS AGREEMENT EACH PARTY REPRESENTS AND AGREES THAT: (A) THIS WRITTEN AGREEMENT REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES, (B) THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES, AND (C) THIS WRITTEN AGREEMENT MAY NOT BE CONTRADICTED BY EVIDENCE OF ANY PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OR UNDERSTANDINGS OF THE PARTIES.

26.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

EVERBRIDGE, INC.

By:	/s/ Kenneth S. Goldman
Kenneth S. Goldman
Title:	SVP, CFO & Treasurer

BRIDGE BANK, NATIONAL ASSOCIATION

By:	/s/ Charles Wehr

Title:	Vice President

27.

EXHIBIT A

DEBTOR:	EVERBRIDGE, INC.

SECURED PARTY:	BRIDGE BANK, NATIONAL ASSOCIATION

COLLATERAL DESCRIPTION ATTACHMENT

TO LOAN AND SECURITY AGREEMENT

All personal property of Borrower (herein referred to as “Borrower” or “Debtor”) whether presently existing or hereafter created or acquired, and wherever located, including, but not limited to:

(a) all accounts (including health-care-insurance receivables), chattel paper (including tangible and electronic chattel paper), commercial tort claims, deposit accounts, documents (including negotiable documents), equipment (including all accessions and additions thereto), general intangibles (including payment intangibles and software), goods (including fixtures), instruments (including promissory notes), inventory (including all goods held for sale or lease or to be furnished under a contract of service, and including returns and repossessions), investment property (including securities and securities entitlements), letter of credit rights, money, and all of Debtor’s books and records with respect to any of the foregoing, and the computers and equipment containing said books and records; and

(b) any and all cash proceeds and/or noncash proceeds of any of the foregoing, including, without limitation, insurance proceeds, and all supporting obligations and the security therefor or for any right to payment. All terms above have the meanings given to them in the California Uniform Commercial Code, as amended or supplemented from time to time.

Notwithstanding the foregoing, the Collateral shall not include any Intellectual Property, now owned or hereafter acquired, or any claims for damages by way of any past, present and future infringement of any of the foregoing (collectively, the “Intellectual Property”); provided, however, that the Collateral shall include all accounts and general intangibles that consist of rights to payment and proceeds from the sale, licensing or disposition of all or any part, or rights in, the foregoing (the “Rights to Payment”). Notwithstanding the foregoing, if a judicial authority (including a U.S. Bankruptcy Court) holds that a security interest in the underlying Intellectual Property is necessary to have a security interest in the Rights to Payment, then the Collateral shall automatically, and effective as of the Closing Date, include the Intellectual Property to the extent necessary to permit perfection of Bank’s security interest in the Rights to Payment.

In addition, notwithstanding the foregoing, the Collateral shall not include any of the following: (i) property that is nonassignable by its terms or restricts the granting of a security interest without the consent of the licensor thereof or another party (but only to the extent such prohibition on transfer or grant of security interest is enforceable under applicable law, including, without limitation, Sections 9406 and 9408 of the California Uniform Commercial Code, as amended or supplemented from time to time), provided that upon the consent of such licensor or other party, such property shall automatically become part of the Collateral, (ii) property as to which the granting of a security interest therein is contrary to applicable law, provided that upon the cessation of any such restriction or prohibition, such property shall automatically become part of the Collateral, (iii) property that constitutes the capital stock of a controlled foreign corporation (as defined in the IRC), in excess of 65% of the voting power of all classes of capital stock of such controlled foreign corporations entitled to vote, (iv) property financed by a third party permitted by clause (a) or (c) of the definition of Permitted Liens to the extent prohibited by the terms of such agreement, provided that upon the termination or lapse of any such prohibition, such property (and any accessions, attachments, replacements or improvements thereon) shall be deemed to be Collateral hereunder, or (v) cash or cash equivalents securing obligations permitted under clause (i) of the definition of Permitted Indebtedness (relating to letter of credit reimbursement obligations).

EXHIBIT B

REVOLVING ADVANCE REQUEST

(To be submitted no later than 3:00 PM to be considered for same day processing)

To:	Bridge Bank, National Association

Fax:	(408) 282-1681

Date:

From:	EVERBRIDGE, INC.
Borrower’s Name

Authorized Signature

Authorized Signer’s Name (please print)

Phone Number

To Account #

Borrower hereby requests funding of an Advance in the amount of $          in accordance with the Revolving Facility as defined in the Loan and Security Agreement dated June 30, 2015.

Borrower hereby authorizes Lender to rely on facsimile stamp signatures and treat them as authorized by Borrower for the purpose of requesting the above advance.

All representations and warranties of Borrower stated in the Loan and Security Agreement are true, correct and complete in all material respects as of the date of this Revolving Advance Request; provided that those representations and warranties expressly referring to another date shall be true, correct and complete in all material respects as of such date.

Capitalized terms used herein and not otherwise defined have the meanings set forth in the Loan and Security Agreement.

2

EXHIBIT C

BORROWING BASE CERTIFICATE

BRIDGE BANK

55 ALMADEN BOULEVARD, SAN JOSE, CA 95113

BORROWER: EVERBRIDGE, INC.

Monthly Recurring Revenue Borrowing Base Calculation			As Of Date:

1.	GAAP Revenue recognized during the prior 12 months from Contracts	$

2.	Less: GAAP Revenue from Contracts that are not Eligible Recurring Revenue Contracts (i.e. customer (i) has elected to cancel or not renew its license or maintenance contract, or (ii) goes out of business, becomes subject to an Insolvency Proceeding or is insolvent, or (iii) has failed to pay in full within 120 days of invoice date) for such measurement period	$

3.	Eligible Monthly Recurring Revenue for 12 months (#1 minus #2)	$

4.	MRR Renewal Rate (lesser of #3 divided by #1, or 95%)	$			%

5.	GAAP Revenue recognized during the prior 4 months from Contracts	$

6.	Less: GAAP Revenue from Contracts that are not Eligible Recurring Revenue Contracts for such 4 month measurement period	$

7.	Eligible Monthly Recurring Revenue for the four month period ending on the measurement month (#5 minus #6)		$

8.	Borrowing Base Amount (#4 x #7)		$

9.	Maximum Loan Amount			$10,000,000

10.	Total Funds Available (Lesser of #8 or #9)		$

11.	Less: Outstanding Advances		$

12.	AVAILABLE FOR DRAWDOWN/NEED TO PAY		$

If line #12 is a negative number, this amount must be remitted to the Bank immediately to bring loan balance into compliance. By signing this form you authorize the bank to deduct any advance amounts directly from Borrower’s account(s) at Bridge Bank in the event there is an overadvance.

The undersigned represents and warrants that the foregoing is true, complete and correct, and that the information reflected in this Borrowing Base Certificate complies with the representations and warranties set forth in the Loan and Security Agreement between the undersigned and Bridge Bank, National Association.

Date:
Prepared By:

Date:
Bank Reviewed:

EXHIBIT D

COMPLIANCE CERTIFICATE

TO:	BRIDGE BANK, NATIONAL ASSOCIATION

FROM:	EVERBRIDGE, INC.

The undersigned authorized officer of EVERBRIDGE, INC. hereby certifies that in accordance with the terms and conditions of the Loan and Security Agreement between Borrower and Bank (the “Agreement”), (i) Borrower is in complete compliance for the period ending                      with all required covenants except as noted below and (ii) all representations and warranties of Borrower stated in the Agreement are true and correct in all material respects as of the date hereof except as noted below; provided, however, that those representations and warranties expressly referring to another date shall be true, correct and complete in all material respects as of such date. Attached herewith are the required documents supporting the above certification. The Officer further certifies that these are prepared in accordance with Generally Accepted Accounting Principles (GAAP) and are consistently applied from one period to the next except as explained in an accompanying letter or footnotes.

Please indicate compliance status by circling Yes/No under “Complies” column.

Reporting Covenant	Required	Complies

A/R & A/P Agings	Monthly within 30 days	Yes	No
Recurring Revenue Report	Monthly within 30 days	Yes	No
Borrowing Base Certificate	Monthly within 30 days	Yes	No
Monthly financial statements	Monthly within 30 days	Yes	No
Compliance Certificate	Monthly within 30 days	Yes	No

Annual financial statements (CPA Audited)	FYE within 180 days	Yes	No

Annual operating budget, sales projections and operating plans approved by board of directors	Annually no later than 30 days following the beginning of each fiscal year or board approval, whichever is earlier	Yes	No

A/R Audit	Initial and Annual	Yes	No
IP Report	Annual	Yes	No

Deposit balances with Bank	$
Deposit balance outside Bank	$

Financial Covenant	Required Actual	Complies

Minimum MRR Renewal Rate (measured quarterly, on a rolling 4 quarters basis)	90% %	Yes	No

Comments Regarding Exceptions: See Attached.	BANK USE ONLY

Received by:
Sincerely,	AUTHORIZED SIGNER

Date:

Verified:
AUTHORIZED SIGNER
SIGNATURE	Date:

TITLE	Compliance	Yes	No
Status

DATE

LOAN AND SECURITY MODIFICATION AGREEMENT

This Loan and Security Modification Agreement is entered into as of February 22, 2016 by and between EVERBRIDGE, INC. (“Borrower”) and WESTERN ALLIANCE BANK, a successor in interest to Bridge Bank, National Association (“Bank”).

1. DESCRIPTION OF EXISTING INDEBTEDNESS: Among other indebtedness which may be owing by Borrower to Bank, Borrower is indebted to Bank pursuant to, among other documents, a Loan and Security Agreement, dated June 30, 2015 by and between Borrower and Bank, as may be amended from time to time (the “Loan and Security Agreement”). Capitalized terms used without definition herein shall have the meanings assigned to them in the Loan and Security Agreement.

2. DESCRIPTION OF CHANGE IN TERMS.

A.	Modification(s) to Loan and Security Agreement:

(1) Any reference to Bridge Bank, NA or Bridge Bank, National Association is hereby modified to read as Western Alliance Bank, an Arizona corporation, as successor in interest to Bridge Bank, National Association.

(2) The following definitions in Section 1.1 are amended and restated in their entirety to read as follows:

“Prime Rate” means the greater of three and one quarter percent (3.25%) or the Prime Rate published in the Money Rates section of the Western Edition of The Wall Street Journal, or such other rate of interest publicly announced from time to time by Bank as its Prime Rate.

“Revolving Line” means a credit extension of up to Fifteen Million Dollars ($15,000,000).

(3) Section 2.5(a)(i) is amended and restated in its entirety to read as follows:

(i) On the Closing Date, a facility fee equal to $12,500, and on each anniversary of the Closing Date for so long as the Revolving Facility is in place, a facility fee equal to $18,750;

(4) Exhibit C is replaced in its entirety with the Exhibit C attached hereto:

3. CONSISTENT CHANGES. The Loan Documents are each hereby amended wherever necessary to reflect the changes described above.

4. NO DEFENSES OF BORROWER. Borrower agrees that, as of this date, it has no defenses against the obligations to pay any amounts under Loan Documents. Each of Borrower and its affiliates (each, an “Affirming Party”) acknowledges that Bank would not enter into this Loan and Security Modification Agreement without Affirming Party’s assurance that it has no knowledge of any claims against Bank or any of Bank’s officers, directors, employees or agents. The provisions set forth in this section are binding upon each Affirming Party and its shareholders, agents, employees, assigns and successors in interest. The provisions of this section shall inure to the benefit of Bank and its agents, employees, officers, directors, assigns and successors in interest. The provisions of this section shall survive payment in full of the Obligations, full performance of all the terms of this Loan and Security Modification Agreement and the other Loan Documents, and/or Bank’s actions to exercise any remedy available under the Loan Documents or otherwise.

5. CONTINUING VALIDITY. Borrower understands and agrees that in modifying the existing Loan Documents, Bank is relying upon Borrower’s representations, warranties, and agreements, as set forth in the Loan

Documents. Borrower represents and warrants that the representations and warranties contained in the Loan and Security Agreement are true and correct as of the date of this Loan and Security Modification Agreement, and that no Event of Default has occurred and is continuing. Except as expressly modified pursuant to this Loan and Security Modification Agreement, the terms of the Loan Documents remain unchanged and in full force and effect. Bank’s agreement to modifications to the existing Loan Documents pursuant to this Loan and Security Modification Agreement in no way shall obligate Bank to make any future modifications to the Loan Documents. Nothing in this Loan and Security Modification Agreement shall constitute a satisfaction of the Obligations. It is the intention of Bank and Borrower to retain as liable parties all makers and endorsers of Loan Documents, unless the party is expressly released by Bank in writing. No maker, endorser, or guarantor will be released by virtue of this Loan and Security Modification Agreement. The terms of this paragraph apply not only to this Loan and Security Modification Agreement, but also to any subsequent loan and security modification agreements.

6. CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER; REFERENCE PROVISION. This Loan and Security Modification Agreement constitutes a “Loan Document” as defined and set forth in the Loan and Security Agreement, and is subject to Sections 11 and 12 of the Loan and Security Agreement, which are incorporated by reference herein.

7. CONDITIONS PRECEDENT. As a condition to the effectiveness of this Loan and Security Modification Agreement, Bank shall have received, in form and substance satisfactory to Bank, the following:

(a) payment of a prorated facility fee in the amount of $3,125, plus an amount equal to all Bank Expenses incurred through the date of this Loan and Security Modification Agreement;

(b) affirmation of guaranty;

(c) corporate resolutions and incumbency certificate; and

(d) such other documents, and completion of such other matters, as Bank may reasonably deem necessary or appropriate.

[SIGNATURE PAGE FOLLOWS]

8. COUNTERSIGNATURE. This Loan and Security Modification Agreement shall become effective only when executed by Bank and Borrower.

BORROWER:		BANK:

EVERBRIDGE, INC.		WESTERN ALLIANCE BANK

By:	/s/ Kenneth S. Goldman	By:	/s/ Richard Sweeney

Name:	Kenneth S. Goldman	Name:	Richard Sweeney

Title:	SVP, CFO & Treasurer	Title:	SVP

EXHIBIT C

BORROWING BASE CERTIFICATE

WESTERN ALLIANCE BANK

55 ALMADEN BOULEVARD, SAN JOSE, CA 95113

BORROWER: EVERBRIDGE, INC.

Monthly Recurring Revenue Borrowing Base Calculation				As Of Date:

1.	GAAP Revenue recognized during the prior 12 months from Contracts	$

2.	Less: GAAP Revenue from Contracts that are not Eligible Recurring Revenue Contracts (i.e. customer (i) has elected to cancel or not renew its license or maintenance contract, or (ii) goes out of business, becomes subject to an Insolvency Proceeding or is insolvent, or (iii) has failed to pay in full within 120 days of invoice date) for such measurement period	$

3.	Eligible Monthly Recurring Revenue for 12 months (#1 minus #2)	$

4.	MRR Renewal Rate (lesser of #3 divided by #1, or 95%)	$			%

5.	GAAP Revenue recognized during the prior 4 months from Contracts	$

6.	Less: GAAP Revenue from Contracts that are not Eligible Recurring Revenue Contracts for such 4 month measurement period	$

7.	Eligible Monthly Recurring Revenue for the four month period ending on the measurement month (#5 minus #6)		$

8.	Borrowing Base Amount (#4 x #7)		$

9.	Maximum Loan Amount			$15,000,000

10.	Total Funds Available (Lesser of #8 or #9)		$

11.	Less: Outstanding Advances		$

12.	AVAILABLE FOR DRAWDOWN/NEED TO PAY		$

If line #12 is a negative number, this amount must be remitted to the Bank immediately to bring loan balance into compliance. By signing this form you authorize the bank to deduct any advance amounts directly from Borrower’s account(s) at Bridge Bank in the event there is an overadvance.

The undersigned represents and warrants that the foregoing is true, complete and correct, and that the information reflected in this Borrowing Base Certificate complies with the representations and warranties set forth in the Loan and Security Agreement between the undersigned and Bridge Bank, National Association.

Date:
Prepared By:

Date:
Bank Reviewed:

LOAN AND SECURITY MODIFICATION AGREEMENT

This Loan and Security Modification Agreement is entered into as of July 1, 2016 by and between EVERBRIDGE, INC. (“Borrower”) and WESTERN ALLIANCE BANK (“Bank”).

1. DESCRIPTION OF EXISTING INDEBTEDNESS: Among other indebtedness which may be owing by Borrower to Bank, Borrower is indebted to Bank pursuant to, among other documents, a Loan and Security Agreement, dated June 30, 2015 by and between Borrower and Bank, as may be amended from time to time (the “Loan and Security Agreement”). Capitalized terms used without definition herein shall have the meanings assigned to them in the Loan and Security Agreement.

2. DESCRIPTION OF CHANGE IN TERMS.

A.	Modification(s) to Loan and Security Agreement:

(1)	Section 2.1(b)(ii) is amended and restated in its to read as follows:

(ii) Interest shall accrue from the date of the Growth Capital Term Loan at the rate specified in Section 2.3, and shall be payable monthly on the tenth day of each month so long as the Growth Capital Term Loan is outstanding. The Growth Capital Term Loan shall be payable in thirty (30) equal monthly installments of principal, plus all accrued interest, beginning on January 10, 2017, and continuing on the tenth day of each month thereafter through the fourth anniversary of the Closing Date (the “Growth Capital Term Loan Maturity Date”), at which time all amounts owing under this Section 2.1(b) and any other amounts owing under this Agreement shall be immediately due and payable.

3. CONSISTENT CHANGES. The Loan Documents are each hereby amended wherever necessary to reflect the changes described above.

4. NO DEFENSES OF BORROWER. Borrower agrees that, as of this date, it has no defenses against the obligations to pay any amounts under Loan Documents. Each of Borrower and its affiliates (each, an “Affirming Party”) acknowledges that Bank would not enter into this Loan and Security Modification Agreement without Affirming Party’s assurance that it has no knowledge of any claims against Bank or any of Bank’s officers, directors, employees or agents. The provisions set forth in this section are binding upon each Affirming Party and its shareholders, agents, employees, assigns and successors in interest. The provisions of this section shall inure to the benefit of Bank and its agents, employees, officers, directors, assigns and successors in interest. The provisions of this section shall survive payment in full of the Obligations, full performance of all the terms of this Loan and Security Modification Agreement and the other Loan Documents, and/or Bank’s actions to exercise any remedy available under the Loan Documents or otherwise.

5. CONTINUING VALIDITY. Borrower understands and agrees that in modifying the existing Loan Documents, Bank is relying upon Borrower’s representations, warranties, and agreements, as set forth in the Loan Documents. Borrower represents and warrants that the representations and warranties contained in the Loan and Security Agreement are true and correct as of the date of this Loan and Security Modification Agreement, and that no Event of Default has occurred and is continuing. Except as expressly modified pursuant to this Loan and Security Modification Agreement, the terms of the Loan Documents remain unchanged and in full force and effect. Bank’s agreement to modifications to the existing Loan Documents pursuant to this Loan and Security Modification Agreement in no way shall obligate Bank to make any future modifications to the Loan Documents. Nothing in this Loan and Security Modification Agreement shall constitute a satisfaction of the Obligations. It is the intention of Bank and Borrower to retain as liable parties all makers and endorsers of Loan Documents, unless the party is expressly released by Bank in writing. No maker, endorser, or guarantor will be released by virtue of this Loan and Security Modification Agreement. The terms of this paragraph apply not only to this Loan and Security Modification Agreement, but also to any subsequent loan and security modification agreements.

6. CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER; REFERENCE PROVISION. This Loan and Security Modification Agreement constitutes a “Loan Document” as defined and set forth in the Loan and Security Agreement, and is subject to Sections 11 and 12 of the Loan and Security Agreement, which are incorporated by reference herein.

7. CONDITIONS PRECEDENT. As a condition to the effectiveness of this Loan and Security Modification Agreement, Bank shall have received, in form and substance satisfactory to Bank, the following:

(a) payment of an amendment fee in the amount of $5,000, plus an amount equal to all Bank Expenses incurred through the date of this Loan and Security Modification Agreement;

(b) such other documents, and completion of such other matters, as Bank may reasonably deem necessary or appropriate.

[SIGNATURE PAGE FOLLOWS]

8. COUNTERSIGNATURE. This Loan and Security Modification Agreement shall become effective only when executed by Bank and Borrower.

BORROWER:		BANK:

EVERBRIDGE, INC.		WESTERN ALLIANCE BANK

By:	/s/ Kenneth S. Goldman	By:

Name:	Kenneth S. Goldman	Name:

Title:	SVP, CFO & Treasurer	Title:

9. COUNTERSIGNATURE. This Loan and Security Modification Agreement shall become effective only when executed by Bank and Borrower.

BORROWER:	BANK:

EVERBRIDGE, INC.	WESTERN ALLIANCE BANK

By:	By:	/s/ Charles Wehr

Name:	Name:	Charles Wehr

Title:	Title:	Vice President